SYCAMORE NETWORKS, INC.

                               OFFER TO EXCHANGE
                 CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES
                   OF COMMON STOCK OF SYCAMORE NETWORKS, INC.
              HAVING AN EXERCISE PRICE PER SHARE OF $7.25 OR MORE
                      FOR RESTRICTED STOCK AND NEW OPTIONS



                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
               AT 12:00 MIDNIGHT, EASTERN TIME, ON JUNE 19, 2001,
            UNLESS THE OFFER IS EXTENDED BY SYCAMORE NETWORKS, INC.



         Sycamore Networks, Inc., which we refer to in this offer to exchange as "we," "us," "the company" or "Sycamore," is offering employees the opportunity to exchange all outstanding stock options to purchase shares of common stock granted under the Sycamore Networks, Inc. 1999 Stock Incentive Plan, as amended (the "1999 Incentive Plan"), the Sycamore Networks, Inc. 1998 Stock Incentive Plan, as amended (the "1998 Incentive Plan"), and the Sirocco Systems, Inc. 1998 Stock Option Plan (formerly the FNR Systems, Inc. 1998 Stock Plan) (the "Sirocco Plan," and together with the 1999 Incentive Plan and the 1998 Incentive Plan, the "option plans") that have an exercise price per share of $7.25 or more for unvested shares of restricted common stock and new options that we will grant under the 1999 Incentive Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").

         You may participate in this offer if you are an employee of Sycamore or one of our subsidiaries who is otherwise eligible to receive restricted stock and options under an option plan. Directors and employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, each of whom is listed on Schedule A to this offer to exchange, are not eligible to participate.

         In exchange for any eligible options tendered by an option holder that are accepted for exchange and canceled by us, except as noted below, the option holder will receive a number of shares of restricted stock equal to one-tenth (1/10) of the total number of shares subject to the options tendered by the option holder and accepted for exchange by us (rounded up to the nearest whole share) and new options exercisable for a number of shares of common stock equal to nine-tenths (9/10) of the total number of shares subject to the options tendered by the option holder and accepted for exchange by us (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. Subject to the terms and conditions of the offer, we currently expect to grant the restricted stock promptly after the date that we cancel the options accepted for exchange by us, and we currently expect to grant the new options on the first business day that is at least six months and one day after the date we cancel the options accepted for exchange by us. All tendered options accepted by us through the offer will be canceled as promptly as possible after 12:00 midnight, Eastern time, on the date the offer ends. The offer is currently scheduled to end on June 19, 2001, and we expect to cancel any options tendered and accepted for exchange on June 20, 2001, or as soon as possible thereafter.

         Due to potential adverse tax consequences in connection with the receipt of restricted stock by employees who are tax residents of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom, an employee who is a tax resident of any of those countries who is eligible to participate in the offer may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by the employee and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.

         You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. In addition, if you tender any option grant for exchange, you will be required to also tender all options granted to you during the six months immediately prior to the date we cancel tendered options accepted for exchange. In other words, since we currently expect to cancel all options tendered and accepted for exchange on June 20, 2001, you must also tender all option grants received by you after December 19, 2000. If you attempt to tender some of your options but do not include all of the options granted to you after December 19, 2000, your entire tender will be rejected.

         This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in section 6 of this offer to exchange.

         If you tender options for exchange, any shares of restricted stock you receive will be granted under a new restricted stock agreement and any new options you receive will be granted under a new option agreement. The restricted stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest"). The terms and conditions of the restricted stock and the new options may vary from the terms and conditions of the options you currently hold. In particular, the vesting schedule of the new options will be different than the vesting schedule of your current options. In addition, in accordance with our standard practice, the restricted stock agreement and the new option agreement to be entered into between you and the company will contain a non-competition provision that may not have been included in your option agreement for your currently outstanding options. The terms of the restricted stock, the new options and the 1999 Incentive Plan are described in section 8 of this offer to exchange.

         If you are not an employee of Sycamore or one of our subsidiaries from the date you tender options through the date the restricted stock is granted or the date the restricted stock vests, you will not receive any restricted stock or any other consideration for your tendered options. To the extent shares of restricted stock vest while you remain an employee of Sycamore or one of our subsidiaries, such shares are yours to keep even after your employment ends. If you are not an employee of Sycamore or one of our subsidiaries through the date of grant of the new options, you will not receive any new options for your tendered options.

         You will not be required to pay for the shares of restricted stock granted to you. Your consideration for the shares of restricted stock will be in the form of the options you tender. The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of grant of the new options. If you exchange your current options for restricted stock and new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange, unless you make an election under
Section 83(b) of the Internal Revenue Code with respect to the restricted stock as discussed in section 13. If you are a tax resident of a country other than the United States, the laws of the country of which you are a tax resident may differ from U.S. Federal income tax laws. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "SCMR." On May 16, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $9.23 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

         Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender your options.

         You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to: Sycamore Networks, Inc., Attention: Katy Galli, 150 Apollo Drive, Chelmsford, Massachusetts 01824 (telephone: (978) 250-2900, facsimile:
(978) 250-6981 and e-mail: Katy.Galli@sycamorenet.com).

                               _______________

                                  IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Sycamore Networks, Inc., Attention: Katy Galli, 150 Apollo Drive, Chelmsford, Massachusetts 01824. Delivery by e-mail will not be accepted. To participate in the offer, you must deliver a properly completed and duly executed letter of transmittal to us before the offer expires at 12:00 midnight, Eastern time, on June 19, 2001.

         We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
                               _______________


                              TABLE OF CONTENTS

                                                                                                          Page
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
SUMMARY TERM SHEET.........................................................................................1

INTRODUCTION..............................................................................................16

1.   NUMBER OF SHARES OF RESTRICTED STOCK AND NEW OPTIONS; EXPIRATION DATE................................20

2.   PURPOSE OF THE OFFER.................................................................................21

3.   PROCEDURES FOR TENDERING OPTIONS.....................................................................23

4.   WITHDRAWAL RIGHTS....................................................................................24

5.   ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF RESTRICTED STOCK AND NEW OPTIONS.....................25

6.   CONDITIONS OF THE OFFER..............................................................................27

7.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS...................................................28

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AND NEW OPTIONS........................29

9.   INFORMATION CONCERNING SYCAMORE NETWORKS, INC........................................................37

10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS...................................39

11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER..................41

12.  LEGAL MATTERS; REGULATORY APPROVALS..................................................................42

13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................................................43

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT...........................................................45

15.  FEES AND EXPENSES....................................................................................47

16.  ADDITIONAL INFORMATION...............................................................................47

17.  MISCELLANEOUS........................................................................................49


                                  SCHEDULE A
                   INFORMATION CONCERNING THE DIRECTORS AND
                EXECUTIVE OFFICERS OF SYCAMORE NETWORKS, INC.

                                  SCHEDULE B
                    ADDENDA FOR CERTAIN NON-U.S. EMPLOYEES


SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

What securities are we offering to exchange?

         We are offering to exchange certain outstanding stock options having an exercise price per share of $7.25 or more under the 1999 Incentive Plan, the 1998 Incentive Plan or the Sirocco Plan and that option holders properly tender pursuant to the offer for restricted stock and new options to be granted under the 1999 Incentive Plan. Employees who are tax residents of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom who are eligible to participate in the offer will have the option to choose to receive, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by such employee and accepted for exchange. (See section 1)

Why are we making the offer?

         We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. Many of our outstanding options, however, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to 100% of the fair market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. In addition, we have decided to grant restricted stock as part of the offer in order to provide our employees with the benefit of immediate equity ownership in our company, and thereby create better performance and retention incentives for employees during the time period between the date tendered options are accepted and canceled and the grant date of the new options. (See section 2)

Why don't we simply reprice the current options?

         "Repricing" existing options would result in variable accounting for all such options, which could require us for financial reporting purposes to record compensation expense each quarter until such repriced options were exercised, canceled or expired. The higher the market value of our shares of common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. We will, however, record a fixed non-cash compensation expense as the restricted stock vests, based on the value of the restricted stock on the date of grant. (See section 11)

What are the conditions to the offer?

         The offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. These and various other conditions are more fully described in section 6. The offer is not conditioned upon a minimum number of options being tendered.

         Are there any eligibility requirements I must satisfy after the expiration date of the offer to receive the restricted stock and new options?

         To receive a grant of restricted stock, you must be an employee of Sycamore or one of our subsidiaries from the date you tender options through the date we grant the restricted stock. If we do not extend the offer, we expect to grant the restricted stock promptly after the cancellation of tendered options accepted for exchange. We currently expect to grant the restricted stock no later than June 26, 2001. Our grant of restricted stock to you, your ability to receive shares of restricted stock upon their vesting and your ability to exercise shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and the Irrevocable Standing Order to Sell Shares (which we refer to as the "standing order"). We will deliver the restricted stock agreement and the standing order to you after the expiration of the offer. We discuss the standing order in more detail below under "Will I have to pay taxes on the grant of my restricted stock?" Twenty-five percent (25%) of the shares of restricted stock received in the offer will vest one year after the date of grant, and, thereafter, the shares of restricted stock will vest in equal three-month installments of 6.25% of the total number of shares, until fully vested, subject to your continued employment. If you are not an employee of Sycamore or one of our subsidiaries from the date the restricted stock is granted through the date the restricted stock vests, any shares of restricted stock that are unvested upon the termination of your employment will be forfeited. (See section 1)

         To receive a grant of new options, you must be an employee of Sycamore or one of our subsidiaries from the date you tender options through the date we grant the new options. As discussed below, we will not grant the new options prior to the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we do not extend the offer, we currently expect that the new options will be granted on or about December 21, 2001. If you are not an employee of Sycamore or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. (See section
1)

         Our directors and executive officers are not eligible to participate in this offer. (See section 1)

How many shares of restricted stock and new options will I receive in exchange for my tendered options?

         If you meet the eligibility requirements and your tendered options are accepted pursuant to the terms and conditions of the offer, except as noted below, we will grant you a number of shares of restricted stock equal to one-tenth (1/10) of the total number of shares of common stock subject to the options you tender (rounded up to the nearest whole share). We will also grant you new options exercisable for a number of shares of our common stock equal to nine-tenths (9/10) of the total number of shares of common stock subject to the options you tender (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. For example, if you are eligible to participate in the offer and you tender 10,000 options that we accept for exchange and cancel, we will grant you 1,000 shares of restricted stock and a new option exercisable for 9,000 shares of Sycamore common stock.

         Due to potential adverse tax consequences in connection with the receipt of restricted stock by employees who are tax residents of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom, an employee who is a tax resident of any of those countries who is eligible to participate in the offer may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by the employee and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.(See section 1)

What is restricted stock?

         Unlike options, where the option holder has only a right to purchase shares of common stock at a certain price, when you receive restricted stock you will immediately become a holder of shares of Sycamore common stock. These shares are considered "restricted" because they will be subject to forfeiture and restrictions on transfer until the restrictions lapse, at which time the shares "vest." The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into between you and us. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws, the payment of withholding taxes and your execution and delivery of the restricted stock agreement and the standing order. (See section 8)

Will I have to pay to receive shares of restricted stock?

         No. You will not be required to pay for the shares of restricted stock granted to you. Your consideration for the shares of restricted stock will be in the form of the options you tender. However, there are tax consequences associated with receipt of shares of restricted stock as described in section 13.

When will I receive my restricted stock?

         We currently expect to cancel the tendered options accepted for exchange on June 20, 2001, the day following the scheduled expiration date of the offer, and to grant the restricted stock promptly thereafter. We currently expect to grant the restricted stock no later than June 26, 2001. Our grant of restricted stock to you, your ability to receive shares of restricted stock upon their vesting and your ability to exercise shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and the standing order. The restricted stock agreement will be substantially the same as the form of restricted stock agreement attached as Exhibit (d)(5) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on May 18, 2001. (See section 5)

Will I receive a stock certificate representing the restricted stock?

         Your award of restricted stock will be evidenced by the restricted stock agreement to be entered into between you and us, and you will not receive a stock certificate for the restricted stock. Initially you will have your ownership of the restricted stock registered only in book-entry form in the records of the transfer agent for our common stock. Book-entry registration refers to a method of recording stock ownership in which no share certificates are issued to stockholders. After any date upon which shares of restricted stock held by you have vested, you may obtain a certificate for your vested shares of restricted stock registered in your name in book-entry form upon request from us, provided that you have signed the restricted stock agreement and the standing order to facilitate your payment of applicable withholding taxes. (See section 8)

How will the restricted stock vest?

         The restricted stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of the restricted stock agreement to be entered into between you and us. Twenty-five percent (25%) of the shares of restricted stock you receive will vest one year after the date of grant, assuming you are still employed by Sycamore or one of our subsidiaries on the vesting date. Thereafter, the shares of restricted stock you receive will vest in equal three-month installments of 6.25% of the total shares you receive, until fully vested, assuming you are still employed by Sycamore or one of our subsidiaries on the vesting date.

         The following example illustrates how your restricted stock will vest. For the purpose of the following example, we assume that the date of grant of the restricted stock will be June 26, 2001, that you have returned to us your executed restricted stock agreement and that you will continue to be employed by us on June 26, 2001 and on each vesting date of the restricted stock thereafter.

         If you tender in the offer options exercisable for 20,000 shares of our common stock, you will receive 2,000 shares (one-tenth (1/10) of the total number of shares subject to the options tendered) of restricted stock granted to you on June 26, 2001. On June 26, 2002, one year from the date of grant, 25% of the shares of restricted stock, or 500 shares, will vest and become non-forfeitable. The remaining 1,500 shares of restricted stock will vest and become non-forfeitable in installments of 6.25% of the total number of shares of restricted stock received by you, or 125 shares, after each full three-month period after June 26, 2002 (i.e., each September 26, December 26, March 26 and June 26) until your restricted stock is fully vested and non-forfeitable. The vesting schedule for any shares of restricted stock held by you is subject to your continued employment with Sycamore or one of our subsidiaries.

         In the event that you are not employed full-time at the time of grant of the restricted stock, or your employment subsequently changes from full-time to part-time status, the vesting schedule applicable to your restricted stock will be different. For a more detailed discussion of the vesting of the restricted stock, please see section 8.

Will I have to pay taxes on the grant of my restricted stock?

         If you make an election under Section 83(b) of the Internal Revenue Code, you will be required to remit to us the withholding taxes pertaining to the grant of restricted stock. If your employment by us should terminate before you vest in the restricted stock (at which time you would forfeit the restricted stock), you will not be able to recover the taxes you were required to pay with respect to the grant of restricted stock. If you do not make such an election, upon vesting in the restricted stock, you will be required to recognize additional ordinary income in an amount equal to the fair market value of such restricted stock on the applicable vesting date. In order to meet our withholding obligations that will arise when this happens, you will be required to sign a standing order, which will be attached to the restricted stock agreement that will be entered into between you and us if you tender your options in the offer. The standing order includes provisions authorizing the broker designated by us to sell a sufficient number of vested shares of the restricted stock in order to pay withholding taxes. To the extent that withholding taxes apply to employees that are tax residents of a country other than the United States at the time of grant, the employees will be required to remit to us applicable withholding taxes pertaining to the grant of restricted stock. Our obligation to deliver shares of our common stock to you upon the vesting of your restricted stock grant shall be subject to your satisfaction of the aforementioned tax requirements. (See section
13).

How will withholding taxes be handled when my restricted stock vests?

         Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares, based on the closing price of our common stock on the vesting date. This means that the ordinary income will be reflected on your year-end W-2, and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-statutory stock option or when we pay you your salary. We will make certain arrangements with a broker designated by us in order to facilitate the payment of this withholding tax obligation. Specifically, the following will happen:

         o Once the company designates the broker, if you do not have an account with that broker, you will be required to open an account with the broker prior to the vesting of shares of your restricted stock. We will require you to sign and return the standing order prior to any vesting of your shares. The standing order includes provisions authorizing the broker designated by us to sell a portion of your shares of restricted stock when they vest in order to pay withholding taxes.

         o On each date upon which shares of restricted stock held by you vest (which we refer to as a "vesting date") (or on the first trading day thereafter if the vesting date is not a trading date), we will instruct the transfer agent for our common stock to forward to the broker designated by us that number of vested shares that we anticipate will be sufficient to obtain proceeds to satisfy the withholding tax obligation and the broker's usual trade commission for this sale, if necessary. The broker will rely on your standing order to sell those shares.

         o The amount of withholding taxes you owe will be based on the closing price of our stock on each vesting date. We will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on market conditions and the price of our common stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be returned to you. In the event that the proceeds received are insufficient to cover the withholding taxes, we reserve the right to either instruct the broker to sell additional vested shares or deduct the necessary amount from your next paycheck.

         By participating in this exchange and signing the restricted stock agreement and standing order, you will authorize us and the broker designated by us to take the above actions to pay withholding taxes and broker commissions, if necessary. In the event there is not a market in our common stock, we will have the right to make other arrangements to satisfy the withholding obligations.

         If you are an employee of Sycamore or one of our subsidiaries and you are a tax resident in a country other than the United States, you may be subject to different withholding requirements under the laws of the country in which you are a tax resident. To the extent that withholding taxes apply to employees that are tax residents of a country other than the United States, the employees will be required to sign an Irrevocable Standing Order to Sell Shares authorizing a broker designated by us to automatically sell the number of vested shares necessary to satisfy the applicable withholding tax obligation. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you. (See section 13)

Am I entitled to exercise any rights of ownership of restricted stock while the stock is subject to restriction?

         Once the restricted stock is granted, you will be treated as a stockholder. You will have voting, dividend and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock that you receive in the offer as of the date we grant the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. However, our grant of restricted stock to you, your ability to receive shares of restricted stock upon their vesting and your ability to exercise shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and standing order. (See section 8)

Will the restricted stock ever expire?

         Shares of restricted stock do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting means that once the forfeiture and transfer restrictions cease to apply, you own the shares outright. After the stock vests, you are free to transfer or sell as you desire, subject to applicable securities laws and payment of applicable withholding taxes. (See section 8)

What are the other restrictions on the restricted stock?

         The restrictions on the restricted stock will be set forth in the restricted stock agreement entered into between you and us, which will be substantially in the form of exhibit (d)(5) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on May 18, 2001. Restricted stock generally may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in book-entry form in the records of our transfer agent. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. For a more detailed discussion of the terms and restrictions of the restricted stock, please see section 8.

Under what circumstances will I forfeit the restricted stock I receive?

         If your employment with Sycamore or one of our subsidiaries ends for any reason, including voluntary resignation or termination of your employment by us without cause, prior to the vesting date for any shares of restricted stock held by you, you will forfeit the portion of the restricted stock that has not vested prior to the end of your employment. Whatever shares vest while you remain an employee of Sycamore or one of our subsidiaries are yours to keep even after you leave. (See section 8)

What will the terms of my new options be?

         The new options that you will receive will be granted under the 1999 Incentive Plan. The terms of these new options will be subject to the terms and conditions of the 1999 Incentive Plan and a new option agreement between you and us, which will be substantially in the form of exhibit (d)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on May 18, 2001. You must execute the new option agreement before receiving new options.

         The terms and conditions of the new options may vary from the terms and conditions of the options that you tender and we accept and cancel. These new options will differ from your old options with respect to the exercise price, manner of exercise, the date the vesting begins, the vesting schedule and certain other terms specified in the offer. For example, we currently expect to grant new options that do not qualify as incentive stock options (an option that does not qualify as an incentive stock option is sometimes referred to in this offer to exchange as either a "non-statutory stock option" or a "nonqualified stock option"). Any new options that you receive will be non-statutory stock options, regardless of whether your tendered options are incentive stock options. You should carefully review the description of the new options and the terms and conditions of the 1999 Incentive Plan in section 8 before making a decision to tender your options. (See section 8)

What will the exercise price of the new options be?

         The exercise price of the new options will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, as determined by the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until at least six months and one day after the date we cancel tendered options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. (See section 8)

When will I receive my new options?

         We currently expect to grant the new options on the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange. For example, if on June 20, 2001, the day following the scheduled expiration date of the offer, we cancel the tendered options accepted for exchange, we currently expect the grant date of the new options to be on or about December 21, 2001. If you are not an employee of Sycamore or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. (See section 5)

Why won't I receive my new options immediately after the expiration date of the offer?

         If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the share price of our common stock as a compensation expense for the new options granted pursuant to this offer on each vesting date of the new option. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares of common stock, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. We will, however, record a fixed non-cash compensation expense as the restricted stock vests, based on the value of the restricted stock on the date of grant. (See section 11)

If I choose to tender options for exchange, do I have to tender all of my options?

         You must tender all outstanding options under an individual option grant. We are not accepting partial tenders of individual option grants. For example, if you hold an option to purchase 1,000 shares of common stock at an exercise price of $50.00 per share, you must tender such option in its entirety; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have an option to purchase 1,000 shares of common stock at an exercise price of $50.00 per share and an option to purchase 2,000 shares of common stock at an exercise price of $35.00 per share, you may choose to tender either of the option grants, both of the option grants or neither of the option grants, provided that the option grants were made prior to December 19, 2000.

         If you tender any option grant, you will be required to tender all option grants that you received during the six months immediately prior to the date we cancel tendered options accepted for exchange. Since we currently expect to cancel all tendered options on June 20, 2001, you must also tender all option grants received after December 19, 2000. If you attempt to tender some of your options but do not include all of the options granted to you after December 19, 2000, your entire tender will be rejected. (See section 1)

When will the new options vest?

         The new options will vest on a different basis than the currently outstanding options. Vesting for the new options will be pursuant to the terms of the 1999 Incentive Plan and a new option agreement as follows:

         o if you tender options granted to you under the 1999 Incentive Plan, the 1998 Incentive Plan or the Sirocco Plan, and you have been employed by Sycamore or one of our subsidiaries for at least twelve months immediately preceding the date of grant, your new options will vest with respect to 8.34% of the shares subject to the grant on the date of grant, and in equal three-month installments of 8.33% of the shares subject to the grant thereafter, until fully vested (the date each such installment vests is referred to as a "vesting date"); and

         o if you tender options granted to you under the 1999 Incentive Plan or the 1998 Incentive Plan and you have not been employed by Sycamore or one of our subsidiaries for twelve months immediately preceding the date of grant, your new options will vest with respect to 8.34% of the shares subject to the grant on the first vesting date following your one-year anniversary of employment at Sycamore or one of our subsidiaries plus 8.33% of the shares subject to the grant for each three-month period from the date of grant through the first vesting date following your one-year anniversary of employment at Sycamore or one of our subsidiaries, and in equal three-month installments of 8.33% of the shares subject to the grant on each vesting date thereafter, until fully vested.

         The following examples illustrate how your new options will vest if you have not been employed at Sycamore or one of our subsidiaries for twelve months immediately preceding the date of grant of the new options. For the purpose of the following examples, we assume that the grant date of the new options will be December 21, 2001.

         o If you began your employment at Sycamore or one of our subsidiaries on January 1, 2001 and you tender in the offer options under the 1999 Incentive Plan exercisable for 20,000 shares of our common stock, you will receive new options exercisable for 18,000 shares of common stock under the 1999 Incentive Plan (nine-tenths (9/10) of the total number of shares subject to the options tendered) granted to you on December 21, 2001. Because your one-year anniversary of employment at Sycamore will be on January 1, 2002, your new options will first vest on March 21, 2002, the first vesting date after your one-year anniversary of employment, with respect to 16.67% of the shares subject to your new grant, or 3,000 shares. The 3,000 shares will consist of 1,501 shares (the initial vesting of 8.34% of the shares subject to your new grant) plus 1,499 shares (one installment of 8.33% of the shares subject to your new grant for the one three-month period from December 21, 2001 to March 21, 2002). The remainder of your options will vest in installments of 8.33% of the shares subject to the grant on each vesting date thereafter until your grant is fully vested.

         o If you began your employment at Sycamore or one of our subsidiaries on April 1, 2001 and you tender in the offer options under the 1999 Incentive Plan exercisable for 20,000 shares of our common stock, you will receive new options exercisable for 18,000 shares of common stock under the 1999 Incentive Plan (nine-tenths (9/10) of the total number of shares subject to the options tendered) granted to you on December 21, 2001. Because your one-year anniversary of employment at Sycamore will be on April 1, 2002, your new options will first vest on June 21, 2002, the first vesting date after your one-year anniversary of employment, with respect to 25% of the shares subject to your new grant, or 4,500 shares. The 4,500 shares will consist of 1,501 shares (the initial vesting of 8.34% of the shares subject to your new grant) plus 2,999 shares (two installments of 8.33% of the shares subject to your new grant for the two three-month periods from December 21, 2001 to June 21, 2002). The remainder of your options will vest in installments of 8.33% of the shares subject to the grant on each vesting date thereafter until your grant is fully vested.

         Employees who are tax residents of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom may choose to receive new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered and accepted for exchange in lieu of a combination of restricted stock and options. For example, if you are a tax resident of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom and you tender in the offer options exercisable for 20,000 shares of our common stock, and you choose to receive only new options, as described above, you will receive new options exercisable for 20,000 shares of our common stock, and you will not receive any shares of restricted stock. The vesting schedule applicable to these new options will be the same as new options granted all other employees participating in the offer.

         The vesting schedule of the new options will not begin until the grant date of those options. Therefore, even if the options you tender are fully or partially vested, the new options you receive will be subject to the new vesting period described above. In the event that you are not employed full-time at the time of grant of the new options or your employment subsequently changes from full-time to part-time status, the vesting schedule applicable to your new options may not be as advantageous as your current vesting schedule. For a more detailed discussion of the vesting of the new options, please see section 8.

Will I lose the benefits of any vesting I have under my current options if I tender my current options in the offer and they are accepted for exchange and canceled?

         Yes. You will lose the benefits of any vesting under options you tender in the offer. The new options we grant will vest as described above. The vesting schedule of the new options will not begin until the grant date of those new options.

If my current options are incentive stock options, will my new options be incentive stock options?

         No. The new options we grant will not qualify as incentive stock options. If your current options are incentive stock options, your new options will be granted as non-statutory stock options. (See section 13)

Will I have to pay taxes if I exchange my options in the offer?

         If you exchange your current options for restricted stock and new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange, unless you make an election under Section 83(b) of the Internal Revenue Code with respect to the restricted stock as discussed in section 13. We believe that the exchange will be treated as a non-taxable exchange.

         If you make an election under Section 83(b) of the Internal Revenue Code, you will be required to remit to us the withholding taxes pertaining to the grant of restricted stock. If your employment by us should terminate before you vest in the restricted stock (at which time you would forfeit any unvested shares of restricted stock), you will not be able to recover the taxes you were required to pay with respect to the grant of restricted stock. If you do not make such an election, upon vesting in the restricted stock, you will be required to recognize additional ordinary income in an amount equal to the fair market value of such restricted stock on the applicable vesting date. In order to meet our withholding obligations that will arise when this happens, you will be required to sign the standing order that will be attached to the restricted stock agreement. The standing order includes provisions authorizing the broker designated by us to sell a sufficient number of shares of restricted stock when they vest in order to pay withholding taxes and broker commissions, if necessary. Our obligation to deliver shares of our common stock to you upon the vesting of your restricted stock grant shall be subject to your satisfaction of the aforementioned tax requirements.


         At the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes.

         We recommend that you consult with your own tax advisor to determine the tax consequences of this offer. If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. Federal income tax purposes. To the extent that withholding taxes apply to employees that are tax residents of a country other than the United States, the employees will be required to remit withholding taxes due at the time of grant or if withholding taxes are due upon vesting, to sign a standing order authorizing a broker designated by us to sell the number of vested shares necessary to satisfy any applicable withholding tax obligation. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work. (See section 13)

Will I be required to give up all of my rights to the canceled options?

         Yes. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. (See section 5)

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

         We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day after the date on which we cancel tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer. (See section 11)

What happens to options that I choose not to tender or that are not accepted for exchange?

         Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule.

What if Sycamore enters into a merger or other similar transaction?

         If we are acquired after the grant of your restricted stock but prior to its vesting, the restrictions on your restricted stock may remain in effect subject to the terms of the 1999 Incentive Plan. If we are acquired after your tendered options have been accepted and canceled, but prior to the grant date of the new options, then you will not receive a new option grant, unless the successor company decides in its sole discretion to grant you some or all of those new options.

         If we enter into a merger or other similar transaction, it could have a substantial effect on the price of our common stock, including substantial appreciation or depreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any potential price appreciation in the common stock associated with the new options. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Alternatively, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

         In the event of a merger or similar transaction, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive new options under this offer to exchange. If we were to terminate your right to receive new options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. (See sections 2 and 6)

What happens if the offer is not accepted?

         Nothing. If we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any restricted stock or new options. No changes will be made to your current options and they will remain outstanding until they expire by their terms. In the event that the offer expires and we do not accept any options tendered for exchange, we will return all option agreements sent to us in connection with the offer and all options tendered for exchange promptly following the expiration of the offer.

When does the offer expire?  Can the offer be extended?

         The offer expires on June 19, 2001, at 12:00 midnight, Eastern time, unless we extend it.

         Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the restricted stock and the new options will also be extended. (See sections 1 and 14)

How do I tender my options?

         If you decide to tender your options, you must deliver, before the offer expires at 12:00 midnight, Eastern time, on June 19, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Sycamore Networks, Inc., Attention:
Katy Galli, 150 Apollo Drive, Chelmsford, Massachusetts 01824 (facsimile:
(978) 250-6981). We will only accept a paper copy or a facsimile copy of your executed letter of transmittal. Delivery by e-mail will not be accepted.

         If the offer is extended by us beyond June 19, 2001, you must deliver these documents before the extended expiration date of the offer.

         We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all such properly tendered options promptly after the expiration of the offer. (See section 3)

During what period of time may I withdraw previously tendered options?

         You may withdraw your tendered options at any time before the offer expires at 12:00 midnight, Eastern time, on June 19, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, Eastern time, on July 16, 2001, you may withdraw your tendered options at any time thereafter. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. Delivery by e-mail will not be accepted.

         Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described in this offer to exchange. (See section 4)

How will Sycamore's acceptance of the offer be communicated?

         Promptly after June 19, 2001, the expected expiration date of the offer, we will notify you of the number of shares subject to the options that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options, as well as the number of shares of restricted stock that will be granted to you. If the offer is extended by us beyond June 19, 2001, we will notify you promptly after the extended expiration date of the offer. (See section 5)

What does Sycamore and its board of directors think of the offer?

         Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, financial and tax advisors. (See section 2)

Whom can I talk to if I have questions about the offer?

For additional information or assistance, you should contact:

         Sycamore Networks, Inc.
         Attention:  Katy Galli
         150 Apollo Drive
         Chelmsford, MA 01824
         telephone: (978) 250-2900
         facsimile:  (978) 250-6981
         e-mail:  Katy.Galli@sycamorenet.com


INTRODUCTION

         Sycamore Networks, Inc., which we refer to in this offer to exchange as "we," "us," "the company" or "Sycamore," is offering to exchange all outstanding options to purchase shares of common stock granted under the Sycamore Networks, Inc. 1999 Stock Incentive Plan, as amended (the "1999 Incentive Plan"), the Sycamore Networks, Inc. 1998 Stock Incentive Plan, as amended (the "1998 Incentive Plan"), and the Sirocco Systems, Inc. 1998 Stock Option Plan (formerly the FNR Systems, Inc. 1998 Stock Plan) (the "Sirocco Plan," and together with the 1999 Incentive Plan and the 1998 Incentive Plan, the "option plans") that have an exercise price per share of $7.25 or more for unvested shares of restricted common stock and new options that we will grant under the 1999 Incentive Plan. You may participate in this offer if you are an employee of Sycamore or one of our subsidiaries who is otherwise eligible to receive options and restricted stock under the 1999 Incentive Plan. Members of our board of directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, each of whom is listed on Schedule A to this offer to exchange, are not eligible to participate in the offer. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").

         In exchange for eligible options tendered by you that are accepted for exchange and canceled by us, except as noted below, you will receive a number of shares of restricted stock equal to one-tenth (1/10) of the total number of shares subject to the options tendered by you and accepted for exchange by us (rounded up to the nearest whole share) and new options exercisable for a number of shares of common stock equal to nine-tenths (9/10) of the total number of shares subject to the options tendered by you and accepted for exchange by us (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. Subject to the terms and conditions of the offer, we currently expect to grant the restricted stock promptly after the date that we cancel the options accepted for exchange by us, and we currently expect to grant the new options on the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange by us. If we do not extend the offer, we currently expect that the restricted stock will be granted no later than June 26, 2001, and that the new options will be granted on or about December 21, 2001.

         Due to potential adverse tax consequences in connection with the receipt of restricted stock by employees who are tax residents of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom, an employee who is a tax resident of any of those countries who is eligible to participate in the offer may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by the employee and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.

         You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. In addition, if you tender any option grant for exchange, you will be required to also tender all options granted to you during the six months immediately prior to the date we cancel tendered options accepted for exchange. In other words, since we currently expect to cancel on June 20, 2001 all options tendered and accepted for exchange, you must also tender all option grants received by you after December 19, 2000. If you attempt to tender some of your options but do not include all of the options granted to you after December 19, 2000, your entire tender will be rejected.

         This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is completely voluntary. This offer is subject to conditions that we describe in section 6 of this offer to exchange.

         If you tender options for exchange, we will grant you shares of restricted stock under a new restricted stock agreement and new options under a new option agreement, both agreements to be entered into between you and us after the expiration of the offer.

         The restricted stock will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest"). Twenty-five percent (25%) of the shares of restricted stock you receive will vest one year after the date of grant, assuming you are still employed by Sycamore or one of our subsidiaries on the vesting date. Thereafter, the shares of restricted stock you receive will vest in equal three-month installments of 6.25% of the total number of shares of restricted stock you receive, until fully vested, assuming you are still employed by Sycamore or one of our subsidiaries on the vesting date. In the event that you are not employed full-time at the date of the grant of the restricted stock or your employment subsequently changes from full-time to part-time status, the vesting schedule applicable to your restricted stock will be different. For a more detailed discussion, please see section 8.

         In order to receive restricted stock pursuant to the offer, you must be an eligible employee of Sycamore or one of our subsidiaries from the date you tender options through the date we grant the restricted stock. If you are not an employee of Sycamore or one of our subsidiaries from the date the restricted stock is granted through the date restricted stock vests, any shares of restricted stock that are unvested upon termination of your employment will be forfeited.

         You will not be required to pay for the shares of restricted stock granted to you. Your consideration for the shares of restricted stock will be in the form of the options you tender. We believe that there are no immediate U.S. Federal tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code. However, upon vesting in the restricted stock you will be required to recognize additional ordinary income in an amount equal to the fair market value of the vested shares, determined at that time. As described in this offer to exchange, a portion of your shares of restricted stock will need to be sold upon vesting in order to pay the withholding tax obligations that will arise at that time. If you are a tax resident of a country other than the United States, the laws of the country of which you are a tax resident may differ from U.S. Federal income tax laws. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer. For a more detailed discussion, please see section 13.

         The exercise price per share of the new options will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, as determined by the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options, in contrast to the options you tender for exchange, will vest as follows (provided that you remain employed by us on the applicable date(s)):

         o if you tender options granted to you under the 1999 Incentive Plan, the 1998 Incentive Plan or the Sirocco Plan and you have been employed by Sycamore or one of our subsidiaries for at least twelve months immediately preceding the date of grant, your new options will vest with respect to 8.34% of the shares subject to the grant on the date of grant, and in equal three-month installments of 8.33% of the shares subject to the grant thereafter, until fully vested (the date each installment vests is referred to as a "vesting date"); and

         o if you tender options granted to you under the 1999 Incentive Plan or the 1998 Incentive Plan and you have not been employed by Sycamore or one of our subsidiaries for twelve months immediately preceding the date of grant, your new options will vest with respect to 8.34% of the shares subject to the grant on the first vesting date following your one-year anniversary of employment at Sycamore or one of our subsidiaries plus 8.33% of the shares subject to the grant for each three-month period from the date of grant through the first vesting date following your one-year anniversary of employment at Sycamore or one of our subsidiaries, and in equal three-month installments of 8.33% of the shares subject to the grant on each vesting date thereafter, until fully vested.

         In the event that you are not employed full-time at the time of grant of the new options or your employment subsequently changes from full-time to part-time status, the vesting schedule applicable to your new options may not be as advantageous as your current vesting schedule. For a more detailed discussion, please see section 8.

         In order to receive a new option pursuant to this offer, you must be an eligible employee of Sycamore or one of our subsidiaries on the date the options are tendered through the date on which the new options are granted, which will be at least six months and one day after the cancellation of the options accepted by us for exchange pursuant to this offer. If you are not an employee of Sycamore or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange.

         At the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes. If you are an employee based outside the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. Federal income tax purposes. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you.

         Each of the restricted stock agreement and the new option agreement will contain a non-competition clause that may not have been included in your current option agreement which will prevent you during the term of your employment at Sycamore or one of our subsidiaries and for a period of 12 months after the termination of your employment at Sycamore or one of our subsidiaries from soliciting or accepting employment or being otherwise retained by any party who, at any time during your employment, is a competitor or client of Sycamore or one of our subsidiaries.

         As of May 16, 2001, options to purchase 37,987,496 shares of our common stock were issued and outstanding under the option plans. Of these options, options to purchase 24,961,963 shares of our common stock had an exercise price per share of $7.25 or more and were otherwise eligible for exchange in the offer. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 65.7% of the total shares of our common stock issuable upon exercise of all options outstanding under the option plans as of May 16, 2001. Shares of our common stock are quoted on the Nasdaq National Market under the symbol "SCMR." On May 16, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $9.23 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

         All options accepted for exchange by us pursuant to this offer will be canceled. Once your options have been canceled, you will no longer have any rights under those options.

                                  THE OFFER

1.      NUMBER OF SHARES OF RESTRICTED STOCK AND NEW OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the offer, we are offering employees the opportunity to exchange all eligible outstanding options under the option plans that are properly tendered and not validly withdrawn in accordance with section 4 of this offer to exchange before the "expiration date," as defined below, for unvested shares of restricted common stock and new options exercisable for shares of common stock granted under the 1999 Incentive Plan. All outstanding options that have an exercise price per share of $7.25 or more issued under the 1999 Incentive Plan, the 1998 Incentive Plan or the Sirocco Plan are eligible for exchange in the offer. Members of our board of directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, each of whom is listed on Schedule A to this offer to exchange, are not eligible to participate in the offer. For purposes of the offer, the term "expiration date" means 12:00 midnight, Eastern time, on June 19, 2001, unless we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         We will not accept partial tenders of individual option grants. Therefore, you may only tender options for all of the shares of common stock subject to a particular option grant that remain outstanding, or not tender any of the options subject to that grant. If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six months immediately prior to the date we cancel tendered options accepted for exchange. Since we currently expect to cancel all tendered options on June 20, 2001, you must also tender all option grants received after December 19, 2000. If you attempt to tender some of your options but do not include all of the options granted to you after December 19, 2000, your entire tender will be rejected.

         If your options are properly tendered and accepted for exchange, except as noted below, you will be entitled to receive a number of shares of restricted stock equal to one-tenth (1/10) of the total number of shares subject to the options that you tendered (rounded up to the nearest whole share) and new options exercisable for a number of shares of our common stock equal to nine-tenths (9/10) of the total number of shares subject to the options that you tendered (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events. The restricted stock will be granted under and subject to the terms of the 1999 Incentive Plan and a restricted stock agreement to be entered into between you and us. All new options will be granted under and subject to the terms of the 1999 Incentive Plan and a new option agreement to be entered into between you and us.

         Due to potential adverse tax consequences in connection with the receipt of restricted stock by employees who are tax residents of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom, an employee who is a tax resident of any of those countries who is eligible to participate in the offer may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by the employee and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.

         If you are not an employee of Sycamore or one of our subsidiaries from the date you tender options through the date the restricted stock is granted or the date the restricted stock vests, you will not receive any restricted stock or any other consideration for your tendered options. To the extent shares of restricted stock vest while you remain an employee of Sycamore or one of our subsidiaries, such shares are yours to keep even after your employment ends. If you are not an employee of Sycamore or one of our subsidiaries through the date of grant of the new options, you will not receive any new options for your tendered options. This means that if you die or quit or we terminate your employment for any reason prior to the vesting date of the restricted stock or prior to the date we grant the new options, you will forfeit any unvested shares of restricted stock and you will not receive anything else for the options that you tendered and we canceled.

2.       PURPOSE OF THE OFFER.

         We issued the options outstanding under the option plans to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to our company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of our stockholders.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to 100% of the fair market value of our common stock on the day of the grant of new options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. In addition, we have decided to grant restricted stock as part of the offer in order to provide our employees with the benefit of immediate equity ownership in our company, and thereby create better performance and retention incentives for employees during the time period between the date tendered options are accepted and canceled and the grant date of the new options.

         We recently restructured our operations and lowered our overall cost structure. Please see section 9 for a more detailed discussion. Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

         (1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (2) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (3) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (4) any change in our present board of directors or management, including a change in the number or term of directors to fill any existing vacancies on the board of directors, or any change in an executive officer's material terms of employment;

         (5) any other material change in our corporate structure or business;

         (6) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         (7) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

         (8) the suspension of our obligation to file reports pursuant to
Section 15(d) of the Securities Exchange Act of 1934;

         (9) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or any change in our certificate of incorporation or by-laws, or

         (10)any actions which may impede the acquisition of control of us by any person.

         In the event of a merger or similar transaction, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive new options under this offer to exchange. If we were to terminate your right to receive new options under this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive new options to purchase securities of the acquiror, or any other consideration, for their tendered options. See section 6 for a description of the conditions to the offer.

         If we are acquired after the grant of your restricted stock but prior to its vesting, the restrictions on your restricted stock may remain in effect subject to the terms of the 1999 Incentive Plan. If we are acquired after your tendered options have been accepted and canceled, but prior to the grant date of the new options, then you will not receive a new option grant, unless the successor company decides in its sole discretion to grant you some or all of those new options.

         Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. The new options issued pursuant to the offer may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own legal counsel, accountant, financial and tax advisors.

         You must make your own decision whether to tender your options for exchange.

3.       PROCEDURES FOR TENDERING OPTIONS.

         Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We will only accept a properly executed paper copy or a facsimile copy of your letter of transmittal and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at 150 Apollo Drive, Chelmsford, Massachusetts 01824, Attention: Katy Galli (facsimile: (978) 250-6981), before the expiration date.

         The method of delivery of all documents, including the letters of transmittal and any other required documents, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Your options will not be considered tendered until we receive the necessary documentation. We will not accept delivery by e-mail.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

         Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this section 4.

         You may withdraw your tendered options at any time before the expiration date. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, Eastern time, on July 16, 2001, you may withdraw your tendered options at any time thereafter.

         To validly withdraw tendered options, you must deliver to us at the address set forth in section 3 a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. Delivery by e-mail will not be accepted. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant number, grant date, exercise price and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal should be executed by the option holder who tendered the options to be withdrawn as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3.

         Neither we nor any other person is obligated to give you notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give you any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF RESTRICTED STOCK AND NEW OPTIONS.

         Upon the terms and subject to the conditions of this offer promptly following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. If we cancel all tendered options on June 20, 2001, we expect to grant the restricted stock promptly thereafter. We currently expect to grant the restricted stock no later than June 26, 2001. We will forward to you as soon as practicable after cancellation of your tendered options your new restricted stock agreement. Our grant of restricted stock to you, your ability to receive shares of restricted stock upon their vesting and your ability to exercise shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and the Irrevocable Standing Order to Sell Shares (which we refer to as the "standing order"). We will deliver the restricted stock agreement and the standing order to you after the expiration of the offer. We discuss the standing order in more detail in section 13. In addition, if we cancel all tendered options on June 20, 2001, we currently expect to grant new options on or about December 21, 2001, the first business day that is at least six months and one day after the date we intend to cancel all tendered options. If the offer is extended, then the grant date of the restricted stock and the grant date of the new options will also be extended. Our board of directors, or certain officers designated by our board of directors, will select the actual grant date of the restricted stock and the new options.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

         In exchange for eligible options tendered by you, except as noted below, you will receive a number of shares of restricted stock equal to one-tenth (1/10) of the total number of shares subject to the options that you tender which are accepted for exchange (rounded up to the nearest whole share) and new options exercisable for a number of shares of our common stock equal to nine-tenths (9/10) of the total number of shares subject to the options that you tender which are accepted for exchange (rounded down to the nearest whole share), in each case subject to adjustments for any stock splits, stock dividends and similar events.

         Due to potential adverse tax consequences in connection with the receipt of restricted stock by employees who are tax residents of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom, an employee who is a tax resident of any of those countries who is eligible to participate in the offer may choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, new options exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered by the employee and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.

         We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the cancellation of the tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer.

         If you are not an employee of Sycamore or one of our subsidiaries from the date you tender options through the date the restricted stock is granted or the date the restricted stock vests, you will not receive any restricted stock or any other consideration for your tendered options. To the extent shares of restricted stock vest while you remain an employee of Sycamore or one of our subsidiaries, such shares are yours to keep even after your employment ends. If you are not an employee of Sycamore or one of our subsidiaries through the date of grant of the new options, you will not receive any new options for your tendered options. Certain employee leaves of absence that are approved by us in advance will not be deemed to constitute non-employment.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. Promptly after we cancel options tendered for exchange, we will send each tendering option holder a letter (a form of which is attached as exhibit (a)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on May 18, 2001) indicating the number of shares subject to the options that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options, as well as the number of shares of restricted stock that will be granted to such tendering option holder.

         Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

6. CONDITIONS OF THE OFFER.

         We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, if at any time on or after May 18, 2001 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

         (1) any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Sycamore or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

         (2) any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

              (a) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

              (b) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

              (c) materially impair the benefits that we believe we will receive from the offer; or

              (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Sycamore or subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

         (3) any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record additional compensation expense against our earnings in connection with the offer;

         (4) any decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 18, 2001;

         (5) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

         (6) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or

         (7) any change, or changes, occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

         These conditions to the offer are for our benefit. We may assert the above conditions in our sole discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is quoted on the Nasdaq National Market under the symbol "SCMR." The following table shows, for the periods indicated, the high and low closing sale prices per share of our common stock as reported by the Nasdaq National Market. All share prices have been retroactively adjusted to reflect the 3-for-1 split of our common stock in February 2000.

                                                       High              Low
Fiscal Year ended July 31, 2000
         First Quarter ended October 30, 1999
              (from October 22, 1999)              $   71.667         $ 59.021
         Second Quarter ended January 29, 2000        105.375           73.125
         Third Quarter ended April 29, 2000           189.938           51.000
         Fourth Quarter ended July 31, 2000           150.063           62.625

Fiscal Year ending July 31, 2001
         First Quarter ended October 28, 2000       $ 167.188         $ 64.250
         Second Quarter ended January 27, 2001         70.000           29.125
         Third Quarter ended April 28, 2001            37.750            7.250
            Fourth Quarter (through May 16, 2001)      12.020            9.230

         As of May 16, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $9.23 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AND NEW
   OPTIONS.

         The following description summarizes the material terms of the 1999 Incentive Plan and restricted stock and options granted under that plan. This description is only a summary and is not complete. We recommend that you review each of the 1999 Incentive Plan, the 1998 Incentive Plan, the Sirocco Plan and the new restricted stock and option agreements that have been filed with the Securities and Exchange Commission as exhibits to the Tender Offer Statement on Schedule TO. The terms and conditions of the option plans are also summarized in the prospectus relating to each plan prepared by us and previously distributed to you. You may also contact us at Sycamore Networks, Inc., Attention: Katy Galli, 150 Apollo Drive, Chelmsford, Massachusetts 01824 (telephone: (978) 250-2900, facsimile: (298) 250-6981 and e-mail:
Katy.Galli@sycamorenet.com), to request copies of the option plans, the form of the restricted stock agreement, the form of the new option agreement, or the prospectus relating to each plan, each of which will be provided at our expense.

         Consideration. We will grant restricted stock and new options exercisable for common stock under the 1999 Incentive Plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us, except as noted below. The number of shares of restricted stock to be granted to each option holder will be equal to one-tenth (1/10) of the total number of shares of common stock subject to the options tendered by such option holder and accepted for exchange by us (rounded up to the nearest whole share), subject to adjustments for any stock splits, stock dividends and similar events. The number of new options to be granted to each option holder will be equal to nine-tenths (9/10) of the total number of shares of common stock subject to the options tendered by such option holder and accepted for exchange by us (rounded down to the nearest whole share), subject to adjustments for any stock splits, stock dividends and similar events.

         Employees who are tax residents of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom who are eligible to participate in the offer will have the option to choose to receive in exchange for any eligible options tendered by the employee, in lieu of receiving restricted stock and new options as described above, a new option exercisable for the number of shares of common stock equal to the total number of shares subject to the options tendered and accepted for exchange by such employee, subject to adjustments for any stock splits, stock dividends and similar events. Subject to the terms and conditions of the offer, we currently expect to grant the new options on the first business day that is at least six months and day after we cancel the options accepted for exchange by us. These new options will be identical in all respects to the new options otherwise to be granted pursuant to the offer, and all other terms and conditions of the offer are applicable to the employees and their tender of options.

         If we receive and accept tenders of all outstanding eligible options, we expect to grant a total of 2,496,197 shares of restricted stock and to grant new options exercisable for a total of 22,465,766 shares of our common stock. If employees who are tax residents of Canada, France, Germany, Japan, Spain, Sweden, Switzerland or the United Kingdom choose to receive only new options in exchange for their eligible options, we expect to grant a total of 2,347,127 shares of restricted stock and to grant new options exercisable for a total of 22,614,836 shares of our common stock. Our directors and executive officers are not eligible to participate in the offer.

         The grant of restricted stock and new options under this offer will not create any contractual or other right of the recipients to receive any future grants of restricted stock, stock options, other stock rights or any right of continued employment.

         Terms of Restricted Stock. The restricted stock will be granted under the 1999 Incentive Plan and will be evidenced by a restricted stock agreement between you and us. The restricted stock agreement will be substantially the same as the form of restricted stock agreement attached as exhibit (d)(5) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on May 18, 2001. We expect to distribute the restricted stock agreement as soon as practicable after the expiration of the offer. Our grant of restricted stock to you, your ability to receive shares of restricted stock upon vesting and your ability to exercise all shareholder rights associated with your restricted stock are conditioned upon and subject to your execution and return of the restricted stock agreement and standing order. The shares of restricted stock will be subject to forfeiture and other restrictions as described in the restricted stock agreement until the shares vest. These restrictions include prohibitions against sale, assignment, pledge, transfer, exchange, hypothecation or other encumbrance, other than by will or inheritance. The restricted stock agreement will contain a non-competition clause that will prevent you during the term of your employment at Sycamore or one of our subsidiaries and for a period of 12 months after the termination of your employment at Sycamore or one of our subsidiaries from soliciting or accepting employment or being otherwise retained by any party who, at any time during your employment, is a competitor or client of Sycamore or one of our subsidiaries. The restricted stock will vest over four years, with 25% vesting one year after the date of grant and in equal installments of 6.25% of the total shares you receive following the completion of each three-month period thereafter, until fully vested.

         Initially you will have your ownership of the restricted stock registered only in book-entry form in the records of the transfer agent for our common stock. Book-entry registration refers to a method of recording stock ownership in which no share certificates are issued to stockholders. Until your restricted stock vests, you will not be entitled to receive a stock certificate representing your restricted stock. After any date upon which shares of restricted stock held by you have vested, you may obtain a certificate for your vested shares of stock registered in your name in book-entry form upon request from us provided that you have signed the restricted stock agreement and the standing order to facilitate your payment of applicable withholding taxes by contacting us. You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock you receive in the offer as of the date of grant of the restricted stock. Unless we extend the offer, we expect to grant the restricted stock promptly after the cancellation of tendered options accepted for exchange. We currently expect to grant the restricted stock no later than June 26, 2001. Following the grant of restricted stock, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

         Terms of New Options. The new options will be granted under the 1999 Incentive Plan and a new option agreement between us and each option holder who has tendered options in the offer. The new option agreement will be substantially the same as the form of option agreement attached as exhibit
(d)(4) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on May 18, 2001. You must execute the new option agreement before receiving new options.

         If you tender options granted to you under the 1999 Incentive Plan, the 1998 Incentive Plan or the Sirocco Plan and you have been employed by Sycamore or one of our subsidiaries for at least twelve months immediately preceding the date of grant, your new options granted pursuant to the offer will vest with respect to 8.34% of the shares subject to the grant on the date of grant, and in equal three-month installments of 8.33% of the shares subject to the grant on each vesting date thereafter, until fully vested. If you tender options granted to you under the 1999 Incentive Plan or the 1998 Incentive Plan and you have not been employed by Sycamore or one of our subsidiaries for twelve months immediately preceding the date of grant, your options granted pursuant to the offer will vest with respect to 8.34% of the shares subject to the grant on the first vesting date following your one-year anniversary of employment at Sycamore or one of our subsidiaries plus 8.33% of the shares subject to the grant for each three-month period from the date of grant through the first vesting date following your one-year anniversary of employment at Sycamore or one of our subsidiaries, and in equal three-month installments of 8.33% of the shares subject to the grant on each vesting date thereafter, until fully vested.

         The terms and conditions of the new options may vary from the terms and conditions of the options tendered and accepted for exchange with respect to the exercise price, manner of exercise, the date the vesting begins, the vesting schedule and certain other terms specified in the offer. In particular, the new option agreement will contain a non-competition clause that may not have been included in some option agreements for tendered options, which will prevent you during the term of your employment at Sycamore or one of our subsidiaries and for a period of a year after the termination of your employment at Sycamore or one of our subsidiaries from soliciting or accepting employment or otherwise being retained by any party who, at any time during your employment, is a competitor or client of Sycamore or one of our subsidiaries. Your current option agreement may not contain such a limitation. In addition, by the terms of the new option agreement and the 1999 Incentive Plan, any shares of our common stock that you may acquire upon exercise of your new option before that option has vested with respect to those shares (referred to as "Unvested Shares" in the 1999 Incentive Plan), as permitted by the 1999 Incentive Plan, will be subject to our right to repurchase those shares after termination of your employment at Sycamore or after Sycamore receives notice from you of your intended disposition of those shares.

         You should also be aware that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options that you receive in the offer may have a higher exercise price than some or all of your tendered options accepted for exchange by us.

         Part-time Employment. If, at the time either the restricted stock or the new options are granted, you are employed by us on a part-time basis or if your employment status changes to part-time following the grant of the restricted stock or new options, as the case may be, the vesting schedule applicable to your restricted stock and/or new options will change from that set forth above. You will be considered to be employed on a part-time basis if we determine that you customarily work 34 hours or less per week and that such work schedule is expected to last for a period of five months or more. If you are employed on a part-time basis, the vesting schedule applicable to your restricted stock and/or new options will be modified as follows:

         o If you customarily work between 25 and 34 hours per week, the percentage of restricted stock or new options scheduled to vest at any time during such part-time service will be reduced to 75% of the percentage otherwise applicable to your restricted stock and/or new option. For example, if at a particular time your restricted stock and/or new option was scheduled to vest with respect to 8.33% of the total shares subject thereto (assuming you were employed on a full-time basis), your restricted stock and/or new option will instead vest with respect to 6.25% of the total shares subject to the restricted stock and/or new option; and


         o If you customarily work fewer than 25 hours per week, the percentage of restricted stock and/or options scheduled to vest at any time during such part time service will be reduced to 50% of the percentage otherwise applicable to your restricted stock and/or new option. For example, if at a particular time your restricted stock and/or new option was scheduled to vest with respect to 8.33% of the total shares subject thereto (assuming you were employed on a full-time basis), your restricted stock and/or new option will instead vest with respect to 4.17% of the total shares subject to the restricted stock and/or new option.

         The applicable vesting schedule will be further adjusted to reflect subsequent changes in your employment schedule. For example, a return to an employment schedule of 35 or more hours per week will once again result in your restricted stock and/or new option vesting in the installments of 8.33% following the date of your return.

         Terms of the 1999 Incentive Plan.

         General Information. The compensation committee of our board of directors, on our behalf, is authorized under the 1999 Incentive Plan to grant awards to directors, officers and employees of Sycamore and our subsidiaries and consultants of the company and its related corporations by providing them with incentive stock options, non-statutory options, stock awards, including restricted stock awards, and the opportunity to make direct purchases of stock of the company, as appropriate (options, awards and authorizations to make purchases are referred to collectively as "Stock Rights"). The 1999 Incentive Plan provides that the maximum number of shares issuable pursuant to the plan currently may not exceed 73,722,112 shares of common stock, plus an annual increase on the first day of each fiscal year equal to the lesser of (i) 18,000,000 shares of our common stock, (ii) 5% of the outstanding shares on that date or (iii) a lesser amount determined by our board of directors. The maximum number of shares subject to Stock Rights that may be awarded to one person in any twelve-month period under the 1999 Incentive Plan is 1,500,000. Shares subject to Stock Rights under the 1999 Incentive Plan that expire, are canceled or otherwise are terminated are available for re-grant under the 1999 Incentive Plan.

         Although the 1999 Incentive Plan permits the granting of options intended to qualify as incentive options under the Internal Revenue Code, we currently intend that all new options granted under the 1999 Incentive Plan will not qualify as incentive stock options. Therefore, if your current stock options are incentive stock options, your new options will not be granted as incentive stock options, but will instead be non-statutory stock options.

         Administration. The 1999 Incentive Plan is administered by one or more committees of our board of directors consisting of two or more directors, the members of which are selected by, the board of directors. Subject to the provisions of the 1999 Incentive Plan, the committee has full authority to administer the plan within the scope of its delegated responsibilities, including the authority to interpret and construe any relevant provision of the plan, to adopt rules and regulations that it deems necessary, to determine which individuals are eligible to participate and/or to receive Stock Rights under the plan, to determine the amount and/or number of shares subject to such Stock Rights and to determine the terms of such Stock Rights (which terms need not be identical). Decisions of a committee made within the discretion delegated to it by the board of directors are final and binding on all persons.

         Term. The term of each Stock Right under the 1999 Incentive Plan is fixed by the compensation committee and may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will generally have a term of ten years from the date of grant.

         No Stock Rights may be granted under the 1999 Incentive Plan after October 20, 2009, although shares of the common stock may be issued after October 20, 2009 pursuant to awards made on or prior to that date.

         Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, determined pursuant to the terms of the 1999 Incentive Plan, which, provided that our common stock is listed on the Nasdaq National Market, will be the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

         Payment of Exercise Price. Exercise of new options under the 1999 Incentive Plan may be made, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the Chief Financial Officer, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price and withholding taxes due. Payment of the option exercise price for the new options under the 1999 Incentive Plan must be made by delivery of cash or check payable to us or as otherwise provided in the 1999 Incentive Plan.

         Vesting and Exercise. The board of directors, including the compensation committee, has the authority to determine at what time or times each Stock Right may be exercised. The exercisability of Stock Rights may be accelerated by the board of directors, including the compensation committee, provided that the committee shall not accelerate the exercise date of any incentive stock option, without the consent of the optionee, if the acceleration would adversely affect the optionee's rights thereunder.

         Restricted Stock. The compensation committee may grant restricted stock, which is subject to forfeiture by the recipient in the event that conditions specified by the compensation committee in the restricted stock agreement are not satisfied prior to the end of the applicable restriction period or periods established by the compensation committee for such restricted stock. The compensation committee determines the terms and conditions of any such restricted stock award, including the conditions for repurchase (or forfeiture) and the grant price, if any.

         Transfer of Control and Other Transactions. The 1999 Incentive Plan defines a "Transfer of Control" to include the following: (i) the direct or indirect sale or exchange by the shareholders of all or substantially all of the stock of the company where the shareholders immediately before such sale or exchange do not retain, directly or indirectly and in substantially the same proportion, beneficial interest in voting stock of the company or the surviving entity representing at least a majority of the voting power of all voting stock of the company; (ii) a merger, consolidation, reorganization or similar transaction in which the shareholders of the company immediately before such merger do not retain, directly or indirectly and in substantially the same proportion, beneficial interest in the voting stock of the surviving entity representing a majority of the voting power of all voting stock; or
(iii) the sale, exchange or transfer (including, without limitation, pursuant to a liquidation or dissolution) of all or substantially all of the company's assets (other than a sale, exchange, or transfer to one or more corporations where the shareholders of the company immediately before such sale, exchange, or transfer retain, directly or indirectly and in substantially the same proportion, beneficial interest in voting stock of the corporation or corporations to which the assets were transferred) representing at least a majority of the combined voting power of all voting stock of such entity

         In the event of any Transfer of Control, each new option, shall automatically accelerate so that each such new option shall, immediately prior to the effective date of the Transfer of Control, become fully exercisable with respect to the total number of shares of common stock at the time subject to the option and may be exercised for any or all of those shares as fully vested shares of common stock, subject to the consummation of the Transfer of Control. Notwithstanding the foregoing, a new option shall not accelerate if and to the extent: (i) such new option is assumed or otherwise continued in full force or effect by the successor corporation (or parent thereof) pursuant to the terms of the Transfer of Control, (ii) such new option is replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Transfer of Control on the shares of common stock for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or (iii) the acceleration of such new option is subject to other limitations imposed by the committee at the time of the new option grant. All repurchase rights outstanding on common stock issued under the 1999 Incentive Plan will terminate automatically, and such shares will immediately vest in full, immediately before a Transfer of Control, except to the extent: (1) those repurchase rights are assigned to the successor corporation (or parent thereof) or otherwise continue in full force and effect pursuant to the terms of the Transfer of Control or (2) such accelerated vesting is precluded by other limitations imposed by the committee at the time the repurchase right is issued.

         Notwithstanding the foregoing, the number of vested shares shall, immediately prior to the Transfer of Control, be increased by the number of shares that would have become vested shares on the date twelve months after the consummation of the Transfer of Control, provided that if the optionee has been employed by the company for less than twelve months immediately prior to the Transfer of Control, the number of additional shares that are vested shares shall be increased by the number of shares that would have become vested shares on the date six months after the consummation of the Transfer of Control. If, following the Transfer of Control, the successor corporation (or parent thereof) terminates the employment of the optionee without Cause (as defined in the 1999 Incentive Plan), upon such termination all of the shares shall become vested shares.

         Adjustments. If any change is made to our common stock issuable under the 1999 Incentive Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without receipt of consideration, then appropriate adjustments shall be made to (1) the maximum number and/or class of securities to be issuable under the plan, (2) the number and/or class of securities and, if applicable, the price per share in effect under each outstanding option and (3) the maximum number of shares issuable to one individual under the plan.

         Assignability. No option shall be assignable or transferable except by will or by the laws of descent and distribution. Prior to vesting, the restricted stock will be subject to prohibitions against sale, assignment, pledge, transfer, exchange, hypothecation or other encumbrance, other than by will or inheritance.

         Change in Service. In the event an employee ceases to provide services to the company or one of our subsidiaries for any reason other than disability, death or misconduct (as described in the 1999 Incentive Plan), the employee will have a period of three months following the date of such cessation of service during which to exercise each outstanding option held by such employee. Certain employee leaves of absence that are approved by us in advance will not be deemed to constitute an interruption of service.

         Unvested Share Repurchase Option. In the event an employee of Sycamore or any of our subsidiaries is terminated for any reason, with or without cause, or if the employee attempts to sell, exchange, transfer, pledge or otherwise dispose of any Unvested Shares (other than pursuant to an Ownership Change, as defined in the 1999 Incentive Plan), we will have the right to repurchase any or all of the employee's Unvested Shares. We may exercise our right to repurchase the Unvested Shares by written notice to the employee within 60 days after (1) the termination of the employee's employment at Sycamore or (2) we have received notice of the employee's intended disposition of the Unvested Shares. If we fail to give notice within the 60-day period, our right to repurchase the Unvested Shares terminates, unless by mutual agreement the right has been extended. We have the right to require employees holding Unvested Shares to deposit the share certificate representing the Unvested Shares with an escrow agent designated by us. We also have the right to assign our repurchase option to one or more persons designated by us.

         Amendment and Termination of the Option Plans. Our board of directors may amend or terminate the 1999 Incentive Plan at any time and in any manner. However, no such amendment may adversely affect the rights or obligations with respect to Stock Rights outstanding under the option plans without the holder's consent.

         No Stockholder Rights and Employment Rights. Once the restricted stock is granted, the participant will have voting, dividend and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of the restricted stock received. A participant shall have no stockholder rights with respect to the shares of our common stock subject to his or her outstanding options until such shares are purchased in accordance with the provisions of the 1999 Incentive Plan. Nothing in the 1999 Incentive Plan confers upon the participant any right to continue in our employ.

         Registration of Option Shares. All shares of restricted stock and common stock granted upon exercise of options under the 1999 Incentive Plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed by us with the Securities and Exchange Commission. Unless you are one of our affiliates, you will be able to sell the shares of restricted stock and the shares received upon exercise of your options free of any transfer restrictions under applicable securities laws. As noted above, prior to vesting, the restricted stock will be subject to restrictions on transfer pursuant to the restricted stock agreement between you and us.

         Tax Consequences. You should refer to section 13 for a discussion of the U.S. Federal income tax consequences of accepting or rejecting the restricted stock and new options under this offer to exchange. If you are a tax resident of a country other than the United States, the treatment of the exchange under the laws of the country in which you live and work may be different from the treatment of the exchange for U.S. Federal income tax purposes. If you are a tax resident of a country other than the United States, you should refer to Schedule B, which may contain important tax information applicable to you. We recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

9. INFORMATION CONCERNING SYCAMORE NETWORKS, INC.

         We develop and market intelligent optical networking products that transport voice and data traffic over wavelengths of light. We combine significant experience in data networking with expertise in optics to develop intelligent optical networking solutions for network service providers. Our products are based on a common software foundation, enabling concentration on the delivery of services and end-to-end optical networking. Our products and product plans include optical transport, access and switching systems and end-to-end optical network management solutions.

         We are a Delaware corporation. Our principal executive offices are located at 150 Apollo Drive, Chelmsford, Massachusetts 01824 and our telephone number is (978) 250-2900. Our World Wide Web site address is www.sycamorenet.com. The information in the Web site is not incorporated by reference into this offer to exchange. Our common stock is listed on the Nasdaq National Market under the symbol "SCMR."

         On May 15, 2001, we announced our revenue and earnings for our fiscal third quarter ended April 28, 2001. Our fiscal third-quarter revenues were $54.2 million compared with $59.2 million for our fiscal third quarter ended April 29, 2000. Net loss for our fiscal third quarter ended April 28, 2001 was $225.1 million or $(0.94) per share compared with net income of $5.7 million or $0.02 per share for our fiscal third quarter ended April 29, 2000.

         We recently reduced our workforce, consolidated excess facilities and restructured certain of our business functions. As a result of the restructuring program, we recorded a non-recurring restructuring charge of $165.9 million.

         Our revenues for the first nine months of fiscal 2001 were $323.9 million compared with $107.7 million for the first nine months of fiscal 2000. Net loss for the first nine months of fiscal 2001 was $237.5 million or $(1.01) per share compared with net loss of $6.7 million or $(0.05) per share for the first nine months of fiscal 2000.

         Before deciding whether to tender your options pursuant to the offer, we encourage you to review (1) the restated financial information included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2001 and (2) the financial information included on pages 3 through 8 in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 27, 2001. We are incorporating by reference the financial information referred to in clauses (1) and (2) of the preceding sentence into this offer to exchange. See "Additional Information" beginning on page 47 for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including our filings that contain our financial statements.

         The following table summarizes certain of our consolidated financial data:

                                                                Years ended             Six months ended
                                                                 July 31,                  January 27,
                                                           1999           2000                      2001
                                                               (in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue............................................         $ 11,330      $ 198,137            $   269,691
Gross profit.......................................            2,844         93,151                126,441
Loss from operations...............................         (25,903)       (40,293)                (53,602)
Net income (loss)..................................         (25,053)            668                (12,407)

Assets Data:
Total current assets...............................         $ 71,379     $1,249,441            $ 1,152,562
Non-current assets.................................            7,659        448,474                640,352
Total assets.......................................           79,038      1,697,915              1,792,914

Liabilities, Redeemable Convertible Preferred Stock
  and Stockholders' Equity Data:
Total current liabilities..........................         $ 12,087       $102,310            $   146,615
Long-term liabilities..............................            4,489          4,487                    850
Total liabilities..................................           16,576        106,797                147,465
Redeemable convertible preferred stock.............           55,771             --                     --
Total stockholders' equity.........................            6,691      1,591,118              1,645,449

Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities         $(32,911)     $  34,434            $    35,627
Net cash used in investing activities..............          (11,983)    (1,136,028)              (148,239)
Net cash provided by financing activities..........           84,246      1,487,250                  4,053

Per Share Data:
Basic loss per common share from continuing
  operations.......................................         $ (1.37)       $  (0.24)           $    (0.23)

Diluted loss per common share from continuing
  operations.......................................         $ (1.37)       $  (0.24)           $    (0.23)
Basic net income (loss) per common share...........         $ (1.32)       $   0.00            $     0.05
Diluted net income (loss) per common share.........         $ (1.32)       $   0.00            $     0.05
Book value per common share (1)....................         $  0.07        $   5.86            $     6.02



         (1) Book value per share is computed by dividing total stockholders' equity by the number of shares outstanding at July 31, 1999 and 2000 and January 27, 2001, respectively.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS.

         A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of May 17, 2001, our sixteen executive officers and directors as a group beneficially owned options outstanding under the option plans to purchase a total of 1,976,457 shares of our common stock, which represented approximately 5.2% of the shares subject to all options outstanding under the option plans as of that date. As of May 17, 2001, six of our executive officers or directors held outstanding options under the option plans with an exercise price of $7.25 or more. Kevin Oye, the company's Vice President of Business Development, held outstanding options to purchase a total of 914,457 shares of our common stock at an exercise price of $12.6667 per share and 200,000 shares of our common stock at an exercise price of $7.39 per share. Frances Jewels, our Chief Financial
Officer, Vice President, Finance and Administration, Treasurer and Secretary, held outstanding options to purchase a total of 500,000 shares of our common stock at an exercise price of $7.39 per share. Jeffry Kiel, our Vice
President and General Manager, Core Switching, held outstanding options to purchase 150,000 shares of our common stock at an exercise price of $7.39 per share. Kurt Trampedach, our Vice President, International Sales, held outstanding options to purchase 100,000 shares of our common stock at an exercise price of $7.39 per share. Anita Brearton, our Vice President, Corporate Marketing, held outstanding options to purchase 100,000 shares of our common stock at an exercise price of $7.39 per share. Eric Swanson, the company's Vice President and General Manager of Core Networking, held outstanding options to purchase a total of 12,000 shares of our common stock at an exercise price of $81.6667 per share. This represented approximately
7.9% of the shares subject to all eligible options outstanding under the option plans as of that date. Our directors and executive officers are not eligible to participate in the offer.

         In the 60 days prior to and including May 18, 2001, the directors and executive officers of Sycamore had the following transactions in options to purchase our common stock:

         On April 9, 2001, Ms. Jewels received an option to purchase 500,000 shares of common stock at an exercise price of $7.39 per share under the 1999
Incentive Plan.

         On April 9, 2001, Mr. Oye received an option to purchase 200,000 shares of common stock at an exercise price of $7.39 per share under the 1999
Incentive Plan.

         On April 9, 2001, Mr. Kiel received an option to purchase 150,000 shares of common stock at an exercise price of $7.39 per share under the 1999
Incentive Plan.

         On April 9, 2001, Mr. Trampedach received an option to purchase
100,000 shares of common stock at an exercise price of $7.39 per share under the 1999 Incentive Plan.

         On April 9, 2001, Ms. Brearton received an option to purchase
100,000 shares of common stock at an exercise price of $7.39 per share under the 1999 Incentive Plan.

         Pursuant to the Second Amended and Restated Investors' Rights
Agreement, dated as of February 26, 1999, and amended on July 23, 1999,
August 5, 1999, September 20, 1999, and February 11, 2000, to which we are a party, the shareholders party thereto are entitled to rights with respect to the registration of shares of common stock held by them under the Securities
Act of 1933. Under the terms of the agreement between us and the holders of such registrable securities, if after December 31, 2000 we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and to include shares of such common stock in the registration. Additionally, as of May 18, 2001, these holders are also entitled to demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act of 1933 at our expense with respect to shares of our common stock, and we are required to use our best efforts to effect such registration. Further, these holders may require us on up to three occasions to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration under certain circumstances.

         Except as otherwise described above and other than ordinary course purchases under the Sycamore Networks, Inc. Employee Stock Purchase Plan and ordinary course grants of stock options to employees who are not directors or executive officers, there have been no transactions in our common stock or in options to purchase our common stock or that were effected during the past 60 days by us or, to our knowledge, by any director, executive officer, affiliate or subsidiary of Sycamore. In addition, except as otherwise described above and other than restricted stock awards and outstanding options to purchase common stock granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to the option plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF
    THE OFFER.

         Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of options under the option plans and for issuance upon the exercise of such options. Once your options have been canceled, you will no longer have any rights under those options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         The shares of restricted stock granted in the exchange will not be treated for financial reporting purposes as variable awards. However, we will record a fixed non-cash compensation expense as the restricted stock vests based on the stock's value on the date of grant. The expense must be amortized against our earnings over the vesting period of the restricted stock.

         The new options will generally not be treated for financial reporting purposes as variable awards. We believe that we will not incur any compensation expense relating to the grant of the new options because:

         o we will not grant any new options until a business day that is at least six months and one day after the date that we cancel the eligible options accepted for exchange;

         o and the exercise price of all new options will equal 100% of the fair market value of the common stock on the date we grant the new options.

         We may incur compensation expense, however, if we grant any new options having an exercise price less than the exercise price of the eligible options being tendered in exchange for such new options to any tendering option holder before the first business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange.
Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we could be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeded the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

12. LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of restricted stock and new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our restricted stock and new options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant new options and restricted stock for tendered options is subject to conditions, including the conditions described in section 6.

13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of certain U.S. Federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the
"Code"), its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. To the extent that withholding taxes apply to employees that are tax residents of a country other than the United States at the time of grant, the employees will be required to remit to us applicable withholding taxes pertaining to the grant of restricted stock. Special tax considerations may apply to employees located abroad.
Please see Schedule B for certain additional information regarding employees who are tax residents of a country other than the United States. We recommend that you consult your own tax advisor with respect to the country, state and local tax consequences of participating in the offer.

         If you exchange outstanding incentive or nonqualified stock options for restricted stock and new options, we believe you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange, unless you make an election under Section 83(b) of the Code. We believe that the exchange will be treated as a non-taxable exchange. However, upon vesting of the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock on the date of vesting. All taxes that must be withheld with respect to that income will be due to Sycamore immediately upon such vesting and will be funded as described below. Unless you file an election under Section 83(b) of the Code, as a condition of receiving the restricted stock you will be required to submit a standing order authorizing a broker designated by us to automatically sell the number of vested shares of restricted stock necessary to obtain proceeds sufficient to satisfy the withholding tax obligation described below. At the date of grant of the new options, we believe you will not be required under current law to recognize income for U.S. Federal income tax purposes. The grant of options is not recognized as taxable income.

         Section 83(b) Election. If you choose to make an election under
Section 83(b) of the Code with respect to your restricted stock grant, you must file it with the Internal Revenue Service, or IRS, within 30 days of the effective grant date of the restricted stock. If you make a Section 83(b) election, you will be required to recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the closing fair market value of the restricted stock on such date, and you will be required to pay all applicable taxes at that time by submitting the appropriate amount to us in cash. If any of the restricted stock is subsequently forfeited, e.g., your employment at Sycamore or one our subsidiaries is terminated for any reason before the shares are fully vested, you are not entitled to a deduction for the loss associated with the forfeited shares, nor are you entitled to a refund of the taxes paid. However, having made the filing, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell the shares of common stock issued upon vesting, any gain or loss realized or such sale will be a capital gain or loss, and such capital gain or loss will be treated as a long-term capital gain or loss if you held the shares for more than one year. You must notify us promptly after you file your Section
83(b) election with the IRS and provide us with evidence of that filing.

         Withholding Taxes. At the time you recognize ordinary income relating to the restricted stock (either upon vesting or if you make an election under Section 83(b) of the Code within 30 days of the grant of the restricted stock), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must immediately remit to us the amount of the withholding taxes.
Specifically, the following will happen.

         o Once the company designates the broker, if you do not have an account with that broker, you will be required to open an account with the broker prior to the vesting of shares of your restricted stock. We will require you to sign and return the standing order prior to any vesting of your shares. The standing order includes provisions authorizing the broker designated by us to sell a portion of your shares of restricted stock when they vest in order to pay the withholding taxes.

         o On each date upon which shares of restricted stock held by you vest (which we refer to as a "vesting date") (or on the first trading day thereafter if the vesting date is not a trading date), we will instruct the transfer agent for our common stock to forward to the broker designated by us that number of vested shares that we anticipate will be sufficient to obtain proceeds to satisfy the withholding tax obligation and the broker's usual trade commission for this sale, if necessary. The broker will rely on your standing order to sell those shares.

         o The amount of withholding taxes you owe will be based on the closing price of our stock on each vesting date. We will attempt to estimate the correct number of vested shares to be sold to cover withholding taxes based on market conditions and the price of our common stock. However, it is possible that the proceeds obtained from the sale will be either too much or too little to satisfy the withholding tax obligations. In the event that excess proceeds are received, the excess will be returned to you. In the event that the proceeds received are insufficient to cover the withholding taxes, we reserve the right to either instruct the broker to sell additional vested shares or deduct the necessary amount from your next paycheck.

         By participating in this exchange and signing the restricted stock agreement and standing order, you will authorize us and the broker to take the above actions to pay withholding taxes and broker commissions, if necessary. In the event there is not a market in our common stock, Sycamore will have the right to make other arrangements to satisfy the withholding obligations.

         U.S. Federal Income Tax Consequences for Outstanding Incentive Stock
Options. We currently intend that all new options granted under the 1999
Incentive Plan will not qualify as incentive stock options. Therefore, if your current options are incentive stock options, your new options will not be granted as incentive stock options, but will instead be granted as new non-statutory stock options. Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plans. In addition, you will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new non-statutory stock options.

         If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise those options.

         U.S. Federal Income Tax Consequences of Non-statutory Stock Options.
Under current law, you will not realize ordinary income upon the grant of a non-statutory stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as ordinary income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of ordinary income taxable to you.

         The subsequent sale of the shares acquired pursuant to the exercise of a non-statutory stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We may, from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by disseminating notice of the extension to option holders by public announcement, oral or written notice or otherwise as permitted by Rule
13e-4(e)(3) under the Securities Exchange Act. If the offer is extended, then the grant date of the new options and the restricted stock will also be extended.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by disseminating notice of the termination or postponement to the option holders by public announcement, oral or written notice or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by increasing or decreasing the exercise price of options eligible to be tendered in the offer.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

         (1) we increase or decrease the amount of consideration offered for the eligible options;

         (2) we decrease the number of options eligible to be tendered in the offer; or

         (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

         Amendments to the offer may be made at any time, and from time to time, by providing appropriate notice of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. Any notice made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. We have no obligation to publish, advertise or otherwise communicate any such public announcement except by making a press release to the Dow Jones News Service or as otherwise required or permitted by applicable law.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15. FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16. ADDITIONAL INFORMATION.

         We have filed with the Securities and Exchange Commission a Tender
Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.
We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the Securities and Exchange
Commission before making a decision on whether to tender your options:

         (1) Our Annual Report on Form 10-K for the year ended July 31, 2000, filed October 24, 2000;

         (2) Our Quarterly Reports on Form 10-Q for the quarters ended October
             28, 2000 and January 27, 2001, filed December 12, 2000 and March
             13, 2001, respectively;

         (3) Our Current Reports on Form 8-K filed April 6, 2001 and May 18,
             2001;

         (4) The description of our common stock contained in our registration statement on Form 8-A filed on September 8, 1999, including all amendments or reports updating this description; and

         (5) Our definitive proxy statement for our 2000 annual meeting of shareholders, filed November 6, 2000.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

450 Fifth Street, N.W.       7 World Trade Center       500 West Madison Street
Room 1024                    Suite 1300                 Suite 1400
Washington, D.C.  20549      New York, NY  10048        Chicago, IL  60661

         You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.
Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "SCMR," and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

Nasdaq Operations
735 K Street, N.W.
Washington, D.C.  20006

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Sycamore Networks, Inc.
Attention:  Katy Galli
150 Apollo Drive
Chelmsford, Massachusetts 01824
telephone: (978) 250-2900
facsimile: (978) 250-6981
e-mail: Katy.Galli@sycamorenet.com

         between the hours of 9:00 a.m. and 4:00 p.m., Eastern time. As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about Sycamore should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.


Sycamore Networks, Inc.
May 18, 2001

SCHEDULE A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
SYCAMORE NETWORKS, INC.

         The directors and executive officers of Sycamore Networks, Inc. and their positions and offices as of May 18, 2001 are set forth in the following table:


  Name                     Position and Offices Held

Gururaj Deshpande          Chairman of the Board of Directors
Daniel E. Smith            President, Chief Executive Officer and Director
                           (Principal Executive Officer)
Frances M. Jewels          Chief Financial Officer, Vice President,
                           Finance and Administration, Treasurer and
                           Secretary (Principal Financial Officer and
                           Principal Accounting Officer)
Chikong Shue               Executive Vice President, Central Engineering
Ryker Young                Senior Vice President, Worldwide Sales and Support
Richard A. Barry           Chief Technical Officer
Anita Brearton             Vice President, Corporate Marketing
John E. Dowling            Vice President, Operations
Jeffry A. Kiel             Vice President and General Manager, Core Switching
Kevin J. Oye               Vice President, Business Development
Jonathan Reeves            Vice President and General Manager, Optical Edge
Eric A. Swanson            Vice President and General Manager, Core Networking
Kurt Trampedach            Vice President, International Sales
Timothy A. Barrows         Director
Paul J. Ferri              Director
John W. Gerdelman          Director

         The address of each director and executive officer is:
 c/o Sycamore Networks, Inc., 150 Apollo Drive, Chelmsford,
Massachusetts 01824.

SCHEDULE B

ADDENDA FOR CERTAIN NON-U.S. EMPLOYEES


ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN ARGENTINA

         The following is a general summary of the tax consequences of the exchange of options for grants of restricted stock and new options under the offer for Argentine tax residents. This discussion is based on the Argentine tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or stock holders. The company recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         You will not be taxed when restricted stock is granted. You will be subject to tax on the fair market value of the restricted stock at the moment of vesting. The income recognized would be ordinary income to you, subject to taxation at your marginal rate. You will be required to pay income taxes and any applicable social security contributions on the income you recognize.

         You will not be taxed when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be ordinary income to you, subject to taxation at your marginal tax rate. You will be required to pay income taxes and any applicable social security contributions on the income you recognize.

         When you sell the shares, capital gains derived from such sale will be subject to taxation in Argentina only if you are characterized as an Argentine resident.


ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN BRAZIL


         The following is a general summary of the tax consequences of the exchange of options for grants of restricted stock and new options under the offer for Brazilian tax residents. This discussion is based on the Brazilian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or stock holders. The company recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         You will not be taxed when restricted stock is granted. Upon vesting of your restricted stock, you must recognize income equal to the fair market value of the shares. You must report and pay the income tax at the progressive rates of 15% and 27.5% by the last day of the month following the vesting date.

         You will not be taxed when the new option is granted. Nor will you be subject to tax when you exercise the option.

         When you sell the shares, you may or may not realize a capital gain. The taxable gain is equal to the difference between the amount realized on the sale of your shares and the amount you paid to exercise your options. You may be exempt from the capital gains tax if the total sale of shares does not exceed R$20,000 in a given month. The capital gains tax rate is 15%.


ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN CANADA

         The following is a general summary of the tax consequences of the exchange of options pursuant to the offer for Canadian tax residents who acquire and hold their shares as capital property. As described in the offer to exchange of which this addendum is a part, employees of Sycamore who are tax residents of Canada may choose to receive in exchange for eligible options tendered by such employee either (1) only new options or (2) restricted stock and new options. We discuss below the tax consequences of receiving both restricted stock and new options. This discussion is based on the Canadian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. Nor is it intended to be applicable in all respects to all categories of option holders or stock holders. In addition, the Canadian tax law governing option exchanges is uncertain. Accordingly, you are advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

         The grant of shares of restricted stock is a taxable event in Canada. The full value of the shares is included in your taxable income as income from employment in the year of grant. In accordance with Canadian law, you will be required to remit to us the withholding taxes due on the grant of restricted stock. The value of the shares is equal to the fair market value of unrestricted shares, less an appropriate discount in respect of the restrictions. The question of an appropriate valuation must be left to qualified valuations personnel. The vesting of restricted stock (i.e., when the restrictions are removed) is not a taxable event in Canada. No further tax is payable at this time.

         When you sell the shares, you may be subject to tax on an amount equal to one-half of the difference between the sale price and the amount previously included in your income at the time of grant (less any brokerage fees). If your proceeds of disposition are less than this amount, or if you forfeit your shares, you will realize an allowable capital loss equal to one-half the difference between the amount previously included in income and the proceeds of disposition, if any, plus any applicable brokerage fees. An allowable capital loss may be used to offset taxable capital gains arising in the year, the three previous years or any future year.

         It is likely that the grant of new options subsequent to the tender and cancellation of old options will not create a taxable event. If this is the case, subject to the deferral provisions discussed below, you will recognize taxable income upon exercise of the option based on the difference between the fair market value of the shares on the date of exercise and the exercise price. The company is obligated to withhold, and therefore you will be required to pay applicable taxes at the time you exercise your option. You may defer taxation on the income from the option until the earlier of the time that you sell the shares purchased on exercise, die or become a nonresident of Canada. To be eligible for the deferral, you must file an election with your employer by 15 January of the year following the year in which shares are acquired under the plan. You can only defer taxation on the taxable income up to the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

         When you sell the shares, assuming you have deferred taxation, you will be taxed at your marginal rate on one-half of the income from the exercise of the option. You also will be subject to tax on an amount equal to one-half of the difference between the sale price and the fair market value of the shares on the date of exercise (less any brokerage fees). If your proceeds of disposition are less than the fair market value on the date of exercise, you will realize an allowable capital loss. An allowable capital loss may be used to offset taxable capital gains arising in the year, the three previous years or any future year.

         It is possible that the cancellation of old options and grant of restricted stock and new options will be deemed by the taxation authorities to be a single transaction, rather than two separate and distinct transactions. In such a case, you will be deemed to have disposed of your old options for consideration equal to the value of the restricted stock and the new options. This amount is included in your taxable income as income from employment in the year of grant. The question of an appropriate valuation of both the restricted stock and the new options must be left to qualified valuations personnel.

ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN FRANCE

         The following is a general summary of the income and social insurance tax consequences of the exchange of options pursuant to the offer for French tax residents. As noted in the offer to exchange of which this addendum is a part, employees of Sycamore who are tax residents of France may choose to receive in exchange for eligible options tendered by such employee either (1) only new options or (2) restricted stock and new options. We discuss below the tax consequences of receiving both restricted stock and new options. This discussion is based on the French tax law as of the date of the offer, which is subject to change in the next few months, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. The company recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         At the time of grant of restricted stock for no consideration, other than your tender of eligible options, you will be deemed to receive an additional salary corresponding to their fair market value. Thus you will be subject (i) to personal income tax for the year during which they are granted and (ii) to social security charges for the month during which restricted stock are granted. In accordance with French law, you will be required to remit to the company such social security charges at the time of grant. However, you will not be subject to tax at the time of vesting.

         When you sell your restricted stock, you must pay capital gains tax at the rate of 26% (i.e., 16% income tax, a 7.5% CSG, a 0.5% CRDS contribution and a 2% special tax) assessed on the difference between the sales price of the stock and the fair market value of the restricted stock at the date of grant. These taxes only apply when the aggregate gross proceeds from the sale of stock by the individual during one calendar year period exceeds an indexed amount, which is set for FF50,000.

         The new grant will be made as part of a French sub-plan for qualified options under sections L225 - 177 to 225 - 186 of the New French Commercial Code, and pursuant to the terms of the sub-plan, the exercise price for your new options will be in an amount not less than 80% of the average fair market value of Sycamore common stock for the 20 days preceding the date of grant. Under the French sub-plan, you will be eligible for preferential tax treatment and will not be subject to income tax or social insurance at the time you exercise the new option, provided that you meet the qualifications of the French sub-plan and the reporting objectives provided by French law. One qualification of the French sub-plan is that you may not exercise the option for two years from the grant date and may not sell the shares acquired under the Plan until the fourth anniversary of the grant date. The restriction on exercise of the new option and sale of the shares acquired under the new option will begin on the date of the new grant. For example, under the French sub-plan and current legislation, you will not be able to sell the shares acquired under the new option until November 5, 2005.

         When you sell the shares acquired under the French sub-plan, provided that the option has not been disqualified, you will be taxed depending on the length of time between the date of grant and the date of the stock sale.

         If you sell the stock within the 4-year holding period (except for some limited events enumerated by law, such as dismissal), the difference between the market value of the stock at the time of exercise of the option and the option price (i.e., the spread) will be considered as additional salary and taxed at the progressive rate up to 52.75%. Your employer will be required to withhold (i) your portion of social security contributions (around 15% of the spread), together with (ii) the general social security contributions ("CSG") at a rate of 7.5% and (iii) the contribution to the reimbursement of social security debts ("CRDS") at the rate of 0.5%. Your employer will also be required to pay its portion of social security contributions (around 45% of the spread). The difference between the sales price of the stock and its market value at the time of exercise will also be taxed at the rate of 26% (i.e., 16% income tax, the 7.5% CSG, the 0.5% CRDS and a 2% special tax) provided that the aggregate gross proceeds from your sales of securities for year exceeds FRF 50,000.

         If you sell the shares immediately after the expiration of the 4-year holding period or hold the shares less than two years after the exercise date, the portion of the spread up to FRF 1,000,000 will be taxed at the rate of 40% (30% plus a 2% special tax, the 7.5% CSG and the 0.5% CRDS). The portion of the spread in excess of FRF 1,000,000 will be subject to tax at the rate of 50% (40% plus a 2% special tax, the 7.5% CSG and the 0.5%
CRDS). Alternatively, you may elect for the taxation at the normal progressive rate. If, after the expiration of the 4-year holding period, you hold the shares for at least two years, the spread will be taxed upon the stock sale at the rate of 26% for its portion equal or below FRF 1,000,000 and at the rate of 40% for its portion in excess of FRF 1,000,000. The difference between the sales price of the stock and its market value at the time of exercise is taxed at the rate of 26% (i.e., 16% income tax, the 7.5% CSG, the 0.5% CRDS and a 2% special tax).

         The taxation of the spread and the capital gains at the rate of respectively 40%, 50% and 26% only applies when the aggregate gross proceeds from your sales of securities for the year exceeds FRF 50,000.

ADDENDUM FOR EMPLOYEES WHO ARE
 TAX RESIDENTS OF GERMANY

         The following is a general summary of the tax consequences of the exchange of options pursuant to the offer for German tax residents. As noted in the offer to exchange of which this addendum is a part, employees of Sycamore who are tax residents of Germany may choose to receive in exchange for eligible options tendered by such employee either (1) only new options or
(2) restricted stock and new options. We discuss below the tax consequences of receiving both restricted stock and new options. This discussion is based on the German tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or stock holders. The company recommends that you consult your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         Under the terms of the offer, you will be subject to tax when the restricted stock is granted to you because you will immediately receive some or all of the rights associated with stock ownership at the moment of grant. In accordance with German law, you will be required to remit to the Company income and social taxes at the time the restricted stock is granted to you. However, note that it may be possible for you to take a position with the German tax authorities that restricted stock is not taxable to you until you vest in the restricted stock. If you intend to assert such a position with the German tax authorities, you should consult with your personal tax advisor to evaluate that position. You should further note that your decision to seek relief from the German tax authorities will not impact the position taken by the company as to taxation at the moment of grant.

         When you sell the shares, you will not be subject to tax on any additional gain provided that: (i) you have held the stock for more than 12 months; (ii) you have not, during the last five years, held 10% or more of the stated capital of Sycamore; and (iii) the stock is not held as a business asset. Effective January 2, 2002, the 10% limit will be lowered to 1%, i.e. in order to satisfy the foregoing conditions, you can not have held 1% or more of the stated capital of Sycamore. Normally, you will not be subject to tax at the time of the sale on the additional gains if you hold the shares for more than 12 months.

         You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized will be compensation to you. The company will withhold income and social taxes on the income recognized as required under German law.



ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN HONG KONG

         The following is a general summary of the tax consequences of the exchange of options for grants restricted stock and new options under the offer for Hong Kong tax residents. This discussion is based on the Hong Kong tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or stock holders. The company recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         There is uncertainty in Hong Kong with respect to when an employee will be subject to tax with respect to grants of restricted stock. You will be taxed at the time of grant or when the restricted stock vests. You will, therefore, need to decide which taxing point is preferable taking into account the valuation issues and the need to negotiate with the Inland Revenue Department if you elect to be taxed at the time of grant. You are responsible for paying over to the Inland Revenue Department any tax due.

         When you sell the shares, you will not be subject to salaries tax or capital gains tax in Hong Kong.

         You will not be taxed when the existing option is exchanged for the new option, nor will you be subject to tax when the new option vests. Upon the exercise of your new option, you will be deemed to receive taxable income in the amount of the difference between the fair market value of the stock at the time of exercise and the stock option price of the new option. You are responsible for paying over to the Inland Revenue Department any tax due.


ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN JAPAN

         The following is a general summary of the tax consequences of the exchange of options pursuant to the offer for Japanese tax residents. As noted in the offer to exchange of which this addendum is a part, employees of Sycamore who are tax residents of Japan may choose to receive in exchange for eligible options tendered by such employee either (1) only new options or (2) restricted stock and new options. We discuss below the tax consequences of receiving both restricted stock and new options. This discussion is based on the German tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This discussion is based on Japanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis in some limited cases. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. The company recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         Please note that, with respect to restricted stock, while not free from doubt due to the lack of specific tax provisions in this regard, it is generally considered that since the restrictions on the restricted stock will lapse at the times the shares vest, vesting of the restricted stock will trigger a taxable event. You should consult with your own tax advisor to determine the taxation of restricted shares in your specific factual situation. You will not be subject to tax when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Your income will likely be treated as "remuneration income" and will be taxed at your marginal tax rate.

         When you sell the shares, you will be subject to tax at a flat rate of 26% (i.e., 20% national income tax and a 6% local inhabitants tax). If you sell your shares through an authorized stockbroker or bank in Japan and submit an election return form, you may elect to have the broker withhold 1.05% of the total amount received (regardless of the gain) from selling your shares. If you make this election, the deemed gain will be 5.25% of the proceeds from the sale of the shares. The deemed gain will only be subject to the 20% national income tax, the 6% local inhabitants tax would not apply. Please note that, although this 1.05% taxation method was once decided to be abolished on or after April 1, 2001, under the 2000 tax legislation, such abolishment has been postponed until April 1, 2003, under the 2001 tax legislation.

ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN KOREA

         The following is a general summary of the tax consequences of the exchange of options for grants of restricted stock and new options under the offer for Korean tax residents. This discussion is based on the Korean tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or stock holders. The company recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         You will not be taxed when the restricted stock is granted. You will be subject to tax on the fair market value of the restricted stock as you vest in the stock. Whether the income is Class A or Class B income is determined under the criteria discussed in the following paragraph. When you sell the shares, you may or may not realize a capital gain. The taxable gain is equal to the difference between the amount realized on the sale of your shares and the amount you paid to exercise your options. The capital gains tax rate is 22% (20% income tax, plus 2% resident tax).

         You will not be taxed when the new option is granted. Nor will you be subject to tax when the new option vests. Upon the exercise of your new option, you will be deemed to receive taxable income in the amount of the difference between the fair market value of the stock at the time of exercise and the stock option price. As a general rule, the gain on the exercise of the stock option is treated as Class A labor income and subject to normal income tax on wages. In the case of a Korean branch or subsidiary of a foreign company, the income will be treated as either Class A income or Class B income depending on who bears the cost of the spread of the stock option. If the Korean branch or subsidiary bears such cost (by reimbursing the company), then the employee's income will be Class A income. If, however the foreign parent company bears such cost, then the employee's income will be Class B income.

ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN SPAIN

         The following is a general summary of the tax consequences of the exchange of options pursuant to the offer for Spanish tax residents. As noted in the offer to exchange of which this addendum is a part, employees of Sycamore who are tax residents of Spain may choose to receive in exchange for eligible options tendered by such employee either (1) only new options or (2) restricted stock and new options. We discuss below the tax consequences of receiving both restricted stock and new options. This discussion is based on the Spanish tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or stock holders. The company recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         You will be subject to income tax on the fair market value of the restricted stock at the time of grant. Likewise, the income recognized would be ordinary income to you, subject to taxation at your marginal tax rate. In accordance with Spanish law, you will be required to remit to the company such taxes at the time of grant.

         You will not be taxed when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be ordinary income to you, subject to taxation at your marginal tax rate. In accordance with Spanish law, you will be required to remit to the company such taxes at the time of exercise.

         When you sell the shares, any "capital gain" you realize upon the sale of your stock will be subject to tax. Under Spanish law, capital gains equal the difference between the fair market value of the stock when sold and the fair market value of the stock when purchased. If you hold your stock for one year or less, then any gains will be taxed as ordinary income, much like your salary or bonus would be taxed. If you hold your stock for more than one year, then the capital gain would be taxed at an 18% flat rate.

ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN SWEDEN

         The following is a general summary of the tax consequences of the exchange of options pursuant to the offer for Swedish tax residents. As noted in the offer to exchange of which this addendum is a part, employees of Sycamore who are tax residents of Sweden may choose to receive in exchange for eligible options tendered by such employee either (1) only new options or
(2) restricted stock and new options. We discuss below the tax consequences of receiving both restricted stock and new options. This discussion is based on the Swedish tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or stock holders. The company recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         As you will become the owner of the restricted stock at grant, you will also be taxed at grant. If you receive the shares free of charge, you will be taxed on the value of the shares as salary. In accordance with Swedish law, you will be required to remit to the company such taxes at the time of grant.

         When you sell the shares, any gain is taxed as capital gain at a 30% flat rate. The capital gain will be the difference between the sale price of the stock and the taxable value recognized on grant. If the sale results in a capital loss, that loss is deductible against certain types of capital gains during the same year, and if no capital gains exist, a tax deduction corresponding to 21% of the loss allowed.

         You will not be taxed when the new option is granted. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. The income recognized would be considered regular salary to you, subject to taxation at your marginal tax rate.

         When you sell the shares, any gain you realize upon the sale of your stock will be subject to tax at a flat rate of 30%. The gain is equal to the difference between the sale price and your basis in the shares, which equals the purchase price you paid for the shares, plus the taxable value which was determined on the purchase date. This means that, if the shares are sold immediately upon purchase, no capital gain or loss will occur. The Company will be required to withhold such taxes in accordance with Swedish law.

ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN SWITZERLAND

         The following is a general summary of the tax consequences of the exchange of options pursuant to the offer for Swiss tax residents. As described in the offer to exchange of which this addendum is a part, employees of Sycamore who are tax residents of Switzerland may choose to receive in exchange for eligible options tendered by such employee either (1) only new options or (2) restricted stock and new options. We discuss below the tax consequences of receiving both restricted stock and new options. This discussion is based on the Swiss tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or stock holders. The company recommends that you consult with your own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         For the restricted stock granted under the offer, under Swiss law, taxation occurs at the date of grant. The taxable amount corresponds to the market value of the shares, less a discount, established under Swiss law, taking into consideration the vesting period. In accordance with Swiss law, you will be required to remit to the company any social tax liability due in connection with the taxation of the restricted stock.

         You will be taxed at the cantonal and federal levels at the time stock options are granted to you. The taxable income shall correspond to the value of the stock options at the date of grant. If the value of the stock options cannot be determined at the date of grant, you will be taxed at the date of exercise. Under the Swiss tax practice, stock options cannot be valued if their total duration exceeds 10 years, if the waiting period until vesting exceeds 5 years or if the stock options are subject to numerous personal conditions.

         If the stock options may be valued at the date of grant, the exercise will be considered as a capital gain. As capital gains realized on the disposal of private movable assets are tax exempt in Switzerland, you will thus not incur any tax liability. However, any loss realized on the exercise of the stock option will not be tax deductible.

         If the value of the stock option cannot be determined at the date of grant, you will be deemed to have received taxable income corresponding to the difference between exercise price and fair market value of the stock on the date of exercise.

         In accordance with Swiss law, you will be required to remit to the company any social tax liability due in connection with the exercise of the stock option.

         When you sell the shares, any capital gain you realize will be tax exempt, except, if for personal reasons, you qualify as a Swiss professional securities dealer (i.e., the shares are not private assets, but rather belong to your professional fortune).

ADDENDUM FOR EMPLOYEES WHO ARE
TAX RESIDENTS IN THE UNITED KINGDOM

         The following is a general summary of the income tax and NIC consequences of the exchange of options pursuant to the offer for U.K. tax residents. As noted in the offer to exchange which this addendum is a part, employees of Sycamore who are tax residents of United Kingdom may choose to receive in exchange for eligible options tendered by such employee either (1) only new options or (2) restricted stock and new options. We discuss below the tax consequences of receiving both restricted stock and new options. This discussion is based on the U.K. tax law as of the date of the offer, which is subject to change up to the date of grant of the new option and award of the restricted stock, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders or restricted stock holders. The Company recommends that you consult with you own tax advisor to determine the tax consequences of the offer to you under the laws of the country in which you live and work.

         In accordance with U.K. law, you will be subject to tax when you receive your award of restricted stock, and you will be required to remit to the company the taxable amount calculated upon the fair market value of the restricted stock less an allowance for the restrictions. You will also be liable to pay the employee's NICs on the taxable amount. In addition, you may be subject to additional income tax as the restrictions fall away from your restricted stock (i.e., on the date of vesting) if the fair market value of the restricted stock has increased between the date of grant and the date of vesting. You will also be liable to pay the employee's NICs on such increase in the fair market value. However, note that it may be possible for you to take a position with U.K. Revenue that restricted stock is not taxable to you until you vest in the restricted stock. If you intend to assert such a position with U.K. Revenue, you should consult with your personal tax advisor to evaluate that position. You should further note that your decision to seek relief from U.K. Revenue will not impact the position taken by the company as to taxation at the moment of grant.

         When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options or your restricted stock becomes liable to income tax, and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently L7,500 for the U.K. tax year 6 April 2001 to 5 April 2002) and to taper relief calculated with reference to the period of time during which you held the shares.

         You will not be subject to tax when the new option is granted. You will be subject to income tax when you exercise the option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay the employee's NICs on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes - L535 per week for the U.K. tax year 6 April 2000 to 5 April 2001 (increasing to L575 per week from 6 April 2001).

                           SYCAMORE NETWORKS, INC.

                              OFFER TO EXCHANGE
               CERTAIN OUTSTANDING OPTIONS TO PURCHASE SHARES
                 OF COMMON STOCK OF SYCAMORE NETWORKS, INC.
             HAVING AN EXERCISE PRICE PER SHARE OF $7.25 OR MORE
                    FOR RESTRICTED STOCK AND NEW OPTIONS

                              ________________

                   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
              AT 12:00 MIDNIGHT, EASTERN TIME ON JUNE 19, 2001,
           UNLESS THE OFFER IS EXTENDED BY SYCAMORE NETWORKS, INC.

                               _______________

     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

                           Sycamore Networks, Inc.
                            Attention: Katy Galli
                              150 Apollo Drive
                            Chelmsford, MA 01824
                          telephone: (978) 250-2900
                          facsimile: (978) 250-6981
                     e-mail: Katy.Galli@sycamorenet.com

                               _______________

                                May 18, 2001